EXHIBIT 10.1

EXECUTION VERSION

Published CUSIP Number: 00174HAO

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of November 2, 2005

among

AMN HEALTHCARE, INC.,

as Borrower,

AMN HEALTHCARE SERVICES, INC.,

and

CERTAIN SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N. A.,

as Administrative Agent,

and

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		1
1.1	Definitions.	1
1.2	Computation of Time Periods.	30
1.3	Accounting Terms.	30
1.4	Exchange Rates; Currency Equivalents.	31
1.5	Additional Alternative Currencies.	32
1.6	Change of Currency.	32
1.7	Letters of Credit.	33
1.8	Rounding.	33
SECTION 2 CREDIT FACILITIES		33
2.1	Revolving Loans.	33
2.2	Letter of Credit Subfacility.	35
2.3	Swingline Loan Subfacility of the Revolver.	45
2.4	Tranche B Loan.	46
SECTION 3 OTHER PROVISIONS RELATING TO CREDIT FACILITY		49
3.1	Default Rate.	49
3.2	Extension and Conversion.	49
3.3	Prepayments.	50
3.4	Termination and Reduction of Revolving Committed Amount.	52
3.5	Fees.	53
3.6	Capital Adequacy.	54
3.7	Limitation on Eurodollar Loans.	55
3.8	Illegality.	55
3.9	Requirements of Law.	55
3.10	Treatment of Affected Loans.	56
3.11	Taxes.	57
3.12	Compensation.	60
3.13	Pro Rata Treatment.	60
3.14	Sharing of Payments.	61
3.15	Payments, Computations, Etc.	62
3.16	Evidence of Debt.	64
3.17	Replacement of Affected Lenders.	64
SECTION 4 GUARANTY		65
4.1	The Guaranty.	65
4.2	Obligations Unconditional.	66
4.3	Reinstatement.	67
4.4	Certain Additional Waivers.	67
4.5	Remedies.	67
4.6	Rights of Contribution.	68
4.7	Guarantee of Payment; Continuing Guarantee.	69
SECTION 5 CONDITIONS		69
5.1	Closing Conditions.	69
5.2	Conditions to all Extensions of Credit.	73
SECTION 6 REPRESENTATIONS AND WARRANTIES		74

i

6.1	Financial Condition; No Internal Control Event.	74
6.2	No Material Change.	75
6.3	Organization and Good Standing.	75
6.4	Power; Authorization; Enforceable Obligations.	75
6.5	No Conflicts.	75
6.6	No Default.	76
6.7	Ownership.	76
6.8	Indebtedness.	76
6.9	Litigation.	76
6.10	Taxes.	77
6.11	Compliance with Law.	77
6.12	ERISA.	77
6.13	Corporate Structure; Capital Stock, etc.	78
6.14	Governmental Regulations, Etc.	78
6.15	Purpose of Loans and Letters of Credit.	78
6.16	Environmental Matters.	79
6.17	Intellectual Property.	80
6.18	Investments.	80
6.19	Business Locations.	80
6.20	Disclosure.	80
6.21	No Burdensome Restrictions.	80
6.22	Brokers’ Fees.	81
6.23	Labor Matters.	81
6.24	Nature of Business.	81
SECTION 7 AFFIRMATIVE COVENANTS		81
7.1	Information Covenants.	81
7.2	Preservation of Existence and Franchises.	85
7.3	Books and Records.	86
7.4	Compliance with Law.	86
7.5	Payment of Taxes and Other Indebtedness.	86
7.6	Insurance.	86
7.7	Maintenance of Property.	87
7.8	Performance of Obligations.	87
7.9	Use of Proceeds.	87
7.10	Audits/Inspections.	87
7.11	Financial Covenants.	88
7.12	Additional Guarantors.	88
7.13	Pledged Assets.	89
7.14	Environmental.	90
7.15	Interest Rate Protection.	90
SECTION 8 NEGATIVE COVENANTS		90
8.1	Indebtedness.	90
8.2	Liens.	92
8.3	Nature of Business.	92
8.4	Consolidation, Merger, Dissolution, etc.	92
8.5	Asset Dispositions.	92

ii

8.6	Investments.	93
8.7	Restricted Payments.	93
8.8	Other Indebtedness, etc.	94
8.9	Transactions with Affiliates.	95
8.10	Organizational Documents; Fiscal Year.	95
8.11	Limitation on Restricted Actions.	95
8.12	Ownership of Subsidiaries; Limitations on Parent.	96
8.13	Sale Leasebacks.	96
8.14	Capital Expenditures.	96
8.15	No Further Negative Pledges.	97
8.16	Limitation on Foreign Operations.	97
SECTION 9 EVENTS OF DEFAULT		97
9.1	Events of Default.	97
9.2	Acceleration; Remedies.	99
SECTION 10 AGENCY PROVISIONS		100
10.1	Appointment and Authority.	100
10.2	Rights as a Lender.	101
10.3	Exculpatory Provisions.	101
10.4	Reliance by Administrative Agent.	102
10.5	Delegation of Duties.	102
10.6	Resignation of Administrative Agent.	102
10.7	Non-Reliance on Administrative Agent and Other Lenders.	103
10.8	No Other Duties, Etc.	104
10.9	Administrative Agent May File Proofs of Claim.	104
10.10	Collateral and Guaranty Matters.	105
SECTION 11 MISCELLANEOUS		105
11.1	Notices.	105
11.2	Right of Set-Off; Adjustments.	106
11.3	Benefit of Agreement.	107
11.4	No Waiver; Remedies Cumulative.	109
11.5	Expenses; Indemnification.	110
11.6	Amendments, Waivers and Consents.	111
11.7	Counterparts.	113
11.8	Headings.	114
11.9	Survival.	114
11.10	Governing Law; Submission to Jurisdiction; Venue.	114
11.11	Severability.	115
11.12	Entirety.	115
11.13	Binding Effect; Termination.	115
11.14	Confidentiality.	115
11.15	Source of Funds.	116
11.16	Regulation D.	117
11.17	Conflict.	117
11.18	USA PATRIOT Act Notice.	117

iii

SCHEDULES

Schedule 1.1A	Consolidated EBITDA Adjustments
Schedule 1.1B	Existing Letters of Credit
Schedule 1.1C	Investments
Schedule 1.1D	Existing Liens
Schedule 2.1(a)	Lenders
Schedule 6.4	Required Consents, Authorizations, Notices and Filings
Schedule 6.10	Taxes
Schedule 6.13A	Corporate Structure
Schedule 6.13B	Subsidiaries
Schedule 6.17	Intellectual Property
Schedule 6.19(a)	Real Properties
Schedule 6.19(b)	Collateral Locations
Schedule 6.19(c)	Chief Executive Offices/Principal Places of Business
Schedule 6.24	Labor Matters
Schedule 7.6	Insurance
Schedule 8.1	Indebtedness
Schedule 8.9	Affiliate Transactions

EXHIBITS

Exhibit 2.1(b)(i)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 2.3(d)	Form of Swingline Note
Exhibit 2.4(f)	Form of Tranche B Note
Exhibit 3.2	Form of Notice of Extension/Conversion
Exhibit 3.11(d)	Form of Tax Exemption Certificate
Exhibit 7.1(c)	Form of Officer’s Compliance Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.3(b)	Form of Assignment and Assumption

4

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 2, 2005 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), is by and among AMN HEALTHCARE, INC., a Nevada corporation (the “Borrower”), AMN HEALTHCARE SERVICES, INC., a Delaware corporation (the “Parent”), the Subsidiary Guarantors (as defined herein), the Lenders (as defined herein) and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower is party to that certain Amended and Restated Credit Agreement, dated as of November 16, 2001, (as amended from time to time through the date hereof, the “Existing Credit Agreement”), among the Parent, the Borrower, the Subsidiary Guarantors, the lenders party thereto, Bank of America, N.A., as Agent and General Electric Capital Corporation, as Syndication Agent;

WHEREAS, the parties to the Existing Credit Agreement have agreed to amend the Existing Credit Agreement and for ease of reference have agreed to amend and restate the Existing Credit Agreement in this Credit Agreement; and

WHEREAS, the Borrower, the Parent and the Subsidiary Guarantors have requested, and the Lenders have agreed, to provide a credit facility to the Borrower in an aggregate amount of $280,000,000 (the “Credit Facility”) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1 Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Acquired Company” means The MHA Group, Inc., a Texas corporation and its Subsidiaries.

“Acquisition”, by any Person, means the acquisition by such Person of all of the Capital Stock or all or substantially all of the Property of another Person, whether or not involving a merger or consolidation with such other Person.

“Acquisition Agreement” means the Acquisition Agreement by and among the Parent, Cowboy Acquisition Corp., the Acquired Company, James C. Merritt and Joseph E. Hawkins, dated as of October 5, 2005, as it may be amended on or prior to the Closing Date.

“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage.

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage.

“Administrative Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Administrative Agent’s Fee Letter” means that certain letter agreement, dated as of October 3, 2005, between the Administrative Agent and the Borrower, as amended, modified, restated or supplemented from time to time.

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding ten percent (10%) or more of the Capital Stock in such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Alternative Currency” means each of Sterling, Australian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.5.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Lending Office” means, for each Lender, the office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice as the office by which its Eurodollar Loans are made and maintained (and, for purposes of Section 3.11, shall include any office at which its Base Rate Loans are made and maintained).

“Applicable Percentage” means, for purposes of calculating the applicable interest rate for any day for any Loan (other than any Tranche B Loan), the applicable rate of the Unused Fee for any day for purposes of Section 3.5(a), the Standby Letter of Credit Fee for any day for purposes of Section 3.5(b)(i) or the applicable rate of the Trade Letter of Credit Fee for any day for purposes of Section 3.5(b)(ii), the appropriate applicable percentage corresponding to the Leverage Ratio in effect as of the most recent Calculation Date:

		Applicable Margin For LIBOR Loans	Applicable Margin for Alternate Base Rate Loans	For Unused Fee	For Standby Letter of Credit Fee	For Trade Letter of Credit Fee
Pricing Level	Leverage Ratio	Revolving Credit Facility	Revolving Credit Facility
I	Less than or equal to 2.25	1.50%	0.50%	0.375%	1.50%	0.75%
II	Less than or equal to 3.00 but greater than 2.25	1.75%	0.75%	0.375%	1.75%	0.875%
III	Less than or equal to 3.50 but greater than 3.00	2.00%	1.00%	0.50%	2.00%	1.00%
IV	Greater than 3.50	2.25%	1.25%	0.50%	2.25%	1.125%

The Applicable Percentages shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five Business Days after the date by which the Credit Parties are required to provide the Required Financial Information for the most recently ended fiscal quarter or fiscal year, as the case may be, of the Consolidated Parties; provided, however, that (i) the initial Applicable Percentages shall be based on Pricing Level III (as shown above) and shall remain at Pricing Level III until the Calculation Date for the fiscal quarter of the Consolidated Parties ending on December 31, 2005, on and after which time the Pricing Level shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter or fiscal year, as the case may be, of the Consolidated Parties preceding the applicable Calculation Date and (ii) if the Credit Parties fail to provide the Required Financial Information to the Administrative Agent as required for the fiscal quarter or fiscal year, as the case may be, of the Consolidated Parties preceding the applicable Calculation Date, the Applicable Percentage from such Calculation Date shall be based on Pricing Level IV until such time as the Required Financial Information is provided, whereupon the Pricing Level shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter or fiscal year, as the case may be, of the Consolidated Parties preceding such Calculation Date. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentages shall be applicable to all existing Loans (other than any Tranche B Loan) and Letters of Credit as well as any new Loans and Letters of Credit made or issued.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Application Period”, in respect of any Asset Disposition, shall have the meaning assigned to such term in Section 8.5.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of the Parent or any Consolidated Party whether by sale, lease, transfer or otherwise, but other than pursuant to any casualty or condemnation event.

“Asset Disposition Prepayment Event” means, with respect to any Asset Disposition other than an Excluded Asset Disposition, the failure of the Credit Parties to apply (or cause to be applied) the Net Cash Proceeds of such Asset Disposition to Eligible Reinvestments during the Application Period for such Asset Disposition.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.3(b).

“Australian Dollars” and “AUD” mean the lawful currency of Australia.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.2(b).

“Bank of America” means Bank of America, N. A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Base Rate” means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Base Rate Loan” means (i) any Revolving Loan or Tranche B Term Loan bearing interest at a rate determined by reference to the Base Rate or (ii) any Swingline Loan.

“Borrower” means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina, San Diego, California or New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in London, England.

“Businesses” shall have the meaning assigned to such term in Section 6.16.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Control” means any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (ii) the Parent shall fail to own directly 100% of the outstanding Capital Stock of the Borrower, or (iii) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Parent then in office.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” means a collective reference to all Property with respect to which Liens in favor of the Administrative Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement and such other documents executed and delivered in connection with the attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including without limitation, UCC financing statements and patent and trademark filings.

“Commitment” means (i) with respect to each Lender, the Revolving Commitment and the Tranche B Loan Commitment of such Lender, (ii) with respect to the Issuing Lender(s), the LOC Commitment and (iii) with respect to the Swingline Lender, the Swingline Commitment.

“Commitment Percentage” means, for any Lender in respect of the Revolving Commitment and/or the Tranche B Loan Commitment of such Lender, the percentage identified as such Lender’s

Commitment Percentage for such Revolving Commitment and/or Tranche B Loan Commitment on Schedule 2.1(a), as any such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Parent.

“Consolidated Capital Expenditures” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (i) Eligible Reinvestments made with proceeds of any Involuntary Disposition and (ii) up to $1,000,000 in capital expenditures related to additional space for a new Dallas headquarters building for the Acquired Company.

“Consolidated Cash Interest Expense” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, interest expense (including the interest component under Capital Leases and the implied interest component under Synthetic Leases), as determined in accordance with GAAP, but excluding non-cash components of interest expense (e.g. amortization of deferred financing fees).

“Consolidated Cash Taxes” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the aggregate of all Federal, state and foreign income taxes, as determined in accordance with GAAP, to the extent the same are paid in cash.

“Consolidated EBITDA” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of (i) Consolidated Net Income, plus (ii) an amount which, in the determination of Consolidated Net Income, has been deducted for, without duplication, (A) interest expense, (B) total Federal, state, local and foreign income, value added and similar taxes, (C) depreciation and amortization expense and (D) Consolidated Non-Cash Charges, plus (iii) as of each of December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006, the Consolidated EBITDA Adjustment for the four fiscal quarter period ending on such date minus (iv) Consolidated Non-Cash Gains, all as determined in accordance with GAAP.

“Consolidated EBITDA Adjustment” means, as of each of December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006, the amount indicated for such date on Schedule 1.1A.

“Consolidated Net Income” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, net income (excluding extraordinary items) after interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP.

“Consolidated Net Working Capital” means, as of any date with respect to the Consolidated Parties on a consolidated basis, an amount equal to (i) current assets, excluding cash and Cash Equivalents, minus (ii) current liabilities other than current maturities of long term debt, all as determined in accordance with GAAP. Consolidated Net Working Capital as of any date may be a positive or negative number. Consolidated Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Consolidated Non-Cash Charges” means the non-cash component of any item of expense (including, without limitation, any stock-based compensation expense pursuant to FAS 123), extraordinary losses and non-recurring losses other than (i) to the extent requiring an accrual or reserve for future cash expenses, and (ii) write-offs of accounts receivable.

“Consolidated Non-Cash Gains” means the non-cash component of any extraordinary gains and non-recurring gains.

“Consolidated Parties” means a collective reference to the Borrower and its Subsidiaries, and “Consolidated Party” means any one of them.

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of all scheduled payments of principal on Funded Indebtedness (including, without limitation Principal Amortization Payments), as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (i) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (ii) shall be deemed to include the implied principal component of payments due on Capital Leases and Synthetic Leases and (iii) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 3.3.

“Consolidated Total Assets” means, as of any date with respect to the Consolidated Parties on a consolidated basis, total assets, as determined in accordance with GAAP.

“Continue”, “Continuation”, “Continuing”, and “Continued” shall refer to the continuation pursuant to Section 3.2 hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

“Continuing Directors” means during any period of up to 24 consecutive months commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Parent (together with any new director whose election by the Parent’s board of directors or whose nomination for election by the Parent’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Convert”, “Conversion”, “Converting” and “Converted” shall refer to a conversion pursuant to Section 3.2 or Sections 3.7 through 3.12, inclusive, of a Base Rate Loan into a Eurodollar Loan.

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, the LOC Documents, each Joinder Agreement, the Administrative Agent’s Fee Letter, the Collateral

Documents and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and “Credit Document” means any one of them.

“Credit Facility” shall have the meaning assigned to such term in the recitals hereto.

“Credit Parties” means a collective reference to the Borrower and the Guarantors, and “Credit Party” means any one of them.

“Credit Party Obligations” means, without duplication, (i) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender(s) and the Swingline Lender) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes, the Collateral Documents or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from the Borrower to any Lender, or any Affiliate of a Lender, arising under any Hedging Agreement.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by the Parent or any Consolidated Party.

“Debt Issuance Prepayment Event” means the receipt by any Credit Party of Net Cash Proceeds from any Designated Debt Issuance.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Adjusted Base Rate plus 2%).

“Defaulting Lender” means, at any time, any Lender that, as determined by the Administrative Agent, (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the term of this Credit Agreement within one Business Day of when due, (b) other than as set forth in (a) above, has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement within one Business Day of when due, unless such amount is subject to a good faith dispute or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or with respect to which (or with respect to any of the assets of which) a receiver, trustee or similar official has been appointed.

“Designated Debt Issuance” means any Debt Issuance pursuant to Section 8.1(h).

“Dollar”, “Dollars” and “$” means dollars in lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Parent which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Eligible Assets” means any assets or any business (or any substantial part thereof) used or useful in the same or a substantially similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof).

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; (iv) with respect to any assignment of a Revolving Commitment, any other Person (other than a natural person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 11.3, the Borrower (such approval by the Administrative Agent or the Borrower not to be unreasonably withheld or delayed (it being understood that disapproval of a proposed assignee by the Borrower because an assignment to such assignee may require the Credit Parties to incur increased costs or pay additional amounts (including Taxes and Other Taxes) under this Credit Agreement or any other Credit Documents shall be deemed to be a reasonable exercise of the Borrower’s rights hereunder) and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within two (2) Business Days after confirmation (such confirmation not to be unreasonably withheld or delayed) by an Executive Officer of the Borrower of receipt of notice of such proposed assignment by the assigning Lender); and (v) with respect to any assignment of the Tranche B Loans, any other Person (other than a natural person) approved by the Administrative Agent (such approval by the Administrative agent not to be unreasonably withheld or delayed); provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Eligible Reinvestment” means (i) any acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of Eligible Assets and (ii) any Permitted Acquisition.

“Environmental Laws” means any and all lawful and applicable Federal, state, local and foreign statutes, laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Water Pollution Control Act, the Clean Air Act and the Hazardous Materials Transportation Act), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Issuance” means any issuance by the Parent or any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Capital Stock. The term “Equity Issuance” shall not include any Asset Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent or any Consolidated Party within the meaning of Section 414(b) or (c) of the Code (or Section 414(m) or (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any Consolidated Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination of a Pension Plan under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any Consolidated Party or any ERISA Affiliate.

“Eurodollar Loan” means any Loan that bears interest at a rate based upon the Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Interbank Offered Rate
1.00 – Eurodollar Reserve Requirement

“Eurodollar Reserve Requirement” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the

FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Requirement.

“Event of Default” shall have the meaning assigned to such term in Section 9.1.

“Excess Cash Flow” means, with respect to any fiscal year period of the Consolidated Parties on a consolidated basis, an amount equal to (a) Consolidated EBITDA minus (b) Consolidated Capital Expenditures minus (c) capital expenditures related to the additional space for a new Dallas headquarter building for the Acquired Company in an amount not to exceed $1,000,000 minus (d) Consolidated Cash Interest Expense minus (d) to the extent not taken into account in the calculation of Excess Cash Flow for any prior fiscal year, Federal, state and other income taxes accrued or paid (without duplication) by the Parent and the Consolidated Parties on a consolidated basis minus (e) Consolidated Scheduled Funded Debt Payments minus (f) increases in Consolidated Net Working Capital minus (g) the cash amount of all Investments of the types referred to in clauses (ix) and (xiii) of the definition of “Permitted Investments” set forth in this Section 1.1 minus (h) to the extent included in the calculation of Consolidated EBITDA, Extraordinary Receipts applied to eligible reinvestments pursuant to Section 7.6(b) or as mandatory prepayments of the Loans pursuant to Section 3.3(b)(iii)(B) plus (i) decreases in Consolidated Net Working Capital.

“Excess Proceeds” shall have the meaning assigned to such term in Section 7.6(b).

“Excluded Asset Disposition” means, with respect to the Parent or any Consolidated Party, (i) the sale of inventory in the ordinary course of such Person’s business, (ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Person’s business, (iii) any Equity Issuance by such Person, (iv) any Involuntary Disposition by such Person, (v) any sale, lease, transfer or other disposition of Property by such Person to a Credit Party other than the Parent, provided that the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Credit Parties to be in compliance with the terms of Section 7.13 after giving effect to such transaction and (vi) subject to the terms of Section 8.6 and the definition of “Permitted Investments” set forth in this Section 1.1, any sale, lease, transfer or other disposition of Property by such Person to a Consolidated Party that is not a Credit Party.

“Excluded Equity Issuance” means (i) any Equity Issuance by any Consolidated Party to any Credit Party, (ii) any Equity Issuance by the Parent to the seller of a business acquired in a Permitted Acquisition or (iii) any Equity Issuance by the Parent the proceeds of which are used to finance a Permitted Acquisition.

“Excluded Property” means with respect to any Credit Party, including any Person that becomes a Credit Party after the Closing Date as contemplated by Section 7.12, (i) any owned or leased real or personal Property of such Credit Party which is located outside of the United States, (ii) any owned real Property of such Credit Party which has a net book value of less than

$100,000, provided that the aggregate net book value of all real Property of all of the Credit Parties excluded pursuant to this clause (ii) shall not exceed $500,000, (iii) any leased real Property of such Credit Party, (iv) any leased personal Property of such Credit Party, (v) any personal Property of such Credit Party (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (A) governed by the Uniform Commercial Code or (B) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, and (vi) any Property of such Credit Party which, subject to the terms of Section 8.11 and Section 8.15, is subject to a Lien of the type described in clause (vii) of the definition of “Permitted Liens” set forth in Section 1.1 pursuant to documents which prohibit such Credit Party from granting any other Liens in such Property.

“Executive Officer” of any Person means any of the chief executive officer, chief operating officer, president, chief financial officer or treasurer of such Person.

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Existing Letters of Credit” means each of the letters of credit described by date of issuance, amount, purpose and the date of expiry on Schedule 1.1B.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person other than in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including Excess Proceeds from Involuntary Dispositions but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds from reinsurance received in the ordinary course of business), condemnation awards (and payments in lieu thereof including Excess Proceeds from Involuntary Dispositions), indemnity payments, purchase price adjustments received in connection with any purchase agreement or other similar agreement and payments in respect of judgments or settlements of claims, litigation or proceedings; provided, however, that Extraordinary Receipts shall not include (i) cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto and (ii) tax refunds to the extent such amounts are applied by any Consolidated Party to future tax liabilities.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Fees” means all fees payable pursuant to Section 3.5.

“Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) the sum of (i) Consolidated EBITDA for such period minus (ii) Consolidated Capital Expenditures for such period minus (iii) Consolidated Cash Taxes for such period to (b) the sum of (i) Consolidated Cash Interest Expense for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period (other than Consolidated Scheduled Funded Debt Payments for any period prior to the Closing Date).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Parent which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Credit Party Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Credit Party Obligations shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Credit Party Obligations shall have been paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the Issuing Lender and (d) the Commitments shall have been expired or terminated in full.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than Indebtedness of the types referred to in clauses (e), (f), (g), (i) and (m) of the definition of “Indebtedness” set forth in this Section 1.1, (b) all Funded Indebtedness of others of the type referred to in clause (a) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (or, if less, the aggregate net book value of all Property securing such Funded Indebtedness of others), (c) all Guaranty Obligations of such Person with respect to Funded Indebtedness of the type referred to in clause (a) above of another Person and (d) Funded Indebtedness of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent that such Funded Indebtedness is recourse to such Person.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 (except, in respect of Synthetic Leases, as otherwise treated herein).

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantors” means a collective reference to the Parent and each of the Subsidiary Guarantors, together with their successors and permitted assigns, and “Guarantor” means any one of them.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness actually guaranteed by such Guaranty Obligation.

“Hedging Agreements” means any interest rate protection agreement or foreign currency exchange agreement.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the implied principal component of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a Change in Control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time prior to the Maturity Date, (l) the principal portion of all obligations of such Person under Synthetic Leases, (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent that such Indebtedness is recourse to such Person and (n) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP.

“Indemnified Party” shall have the meaning assigned to such term in Section 11.5(b).

“Interbank Offered Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Interbank Offered Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, Continued or Converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.

“Interest Payment Date” means (a) as to Base Rate Loans (including Swingline Loans which are Base Rate Loans), each March 31, June 30, September 30 and December 31, the date of repayment of principal of such Loan and the Maturity Date, and (b) as to Eurodollar Loans, the last day of each applicable Interest Period, the date of repayment of principal of such Loan and the Maturity Date, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.

“Interest Period” means, as to Eurodollar Loans, a period of one, two, three, six, nine or twelve months’ duration (subject to availability by all Lenders with respect to a period of nine or twelve months’ duration), as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than equipment, inventory and supplies in the ordinary course of business and other than any acquisition of assets constituting a Consolidated Capital Expenditure), Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory, services, leases or supplies in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any Asset Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount actually contributed or paid to purchase such Capital Stock as of the date of such contribution or payment. Investments which are loans, advances, extensions of credit or Guaranty Obligations shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guaranty Obligation.

“Involuntary Disposition” shall have the meaning assigned to such term in Section 7.6(b).

“Issuing Lender” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 7.12 hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.12.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Lending Party” shall have the meaning assigned to such term in Section 11.14.

“Letter of Credit” means any standby or trade letter of credit issued by the applicable Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.2.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

“Letter of Credit Expiration Date” means the day that is fifteen days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Leverage Ratio” means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Funded Indebtedness of the Consolidated Parties on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means the Revolving Loans or the Tranche B Loans (or a portion of any Revolving Loan or Tranche B Loan bearing interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate and referred to as a Base Rate Loan or a Eurodollar Loan) and/or the Swingline Loans, individually or collectively, as appropriate.

“LOC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.

“LOC Commitment” means the commitment of the Issuing Lender(s) to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount.

“LOC Committed Amount” shall have the meaning assigned to such term in Section 2.2.

“LOC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender(s) but not theretofore reimbursed by the Borrower. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP98 (International Standby Practice), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Parent and the Consolidated Parties taken as a whole, (ii) the ability of any Credit Party to perform any material obligation under the Credit Documents to which it is a party or (iii) the material rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means (i) with respect to the Revolving Loans, November 2, 2010 and (ii) with respect to the Tranche B Loans, November 2, 2011.

“MHA Acquisition” means the Acquisition of the Acquired Company pursuant to the Acquisition Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any Consolidated Party or any ERISA Affiliate makes or is obligated to make contributions, or during the five plan years preceding an applicable date, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan (other than a Multiemployer Plan) which the Parent or any Consolidated Party or any ERISA Affiliate are contributing sponsors.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by the Parent or any Consolidated Party in respect of any Asset Disposition, Equity Issuance, Designated Debt Issuance, Extraordinary Receipts or Involuntary Disposition, net of (a) direct costs (including, without limitation, legal, accounting, consulting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) the amount of liabilities, if any, which are required to be repaid concurrently and in connection with the consummation of such Asset Disposition, Equity Issuance, Designated Debt Issuance,

Extraordinary Receipts or Involuntary Disposition out of the proceeds thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Parent or any Consolidated Party in any Asset Disposition, Equity Issuance, Designated Debt Issuance, Extraordinary Receipts or Involuntary Disposition.

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.2(b).

“Note” or “Notes” means the Revolving Notes, the Tranche B Notes and/or the Swingline Note, individually or collectively, as appropriate.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Exhibit 2.1(b)(i), as required by Section 2.1(b)(i) or Section 2.4(b).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Exhibit 3.2, as required by Section 3.2.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Taxes” shall have the meaning assigned to such term in Section 3.11(b).

“Parent” means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

“Participation Interest” means a purchase by a Lender of a participation in Letters of Credit or LOC Obligations as provided in Section 2.2, in Swingline Loans as provided in Section 2.3(b)(iii) or in any Loans as provided in Section 3.14.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Pension Plan” means any Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any Consolidated Party or any ERISA Affiliate or to which the Parent or any Consolidated Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer Plan or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means (i) the MHA Acquisition on the Closing Date and (ii) any other Acquisition by the Borrower or any Subsidiary of the Borrower, provided that (a) the Property acquired (or the Property of the Person acquired) in such Acquisition (x) is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) and (y) has earnings before interest, taxes, depreciation and amortization for the prior four fiscal quarters in an amount greater than $0, (b) the Administrative Agent shall have received all items in respect of the Capital Stock or Property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.13, (c) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, no Default or Event of Default would exist as the result of a violation of Section 7.11(a) or Section 7.11(b), (e) the representations and warranties made by the Credit Parties in any Credit Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (f) if such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary of the Borrower) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a holding company directly or indirectly wholly-owned by the Borrower newly formed for the sole purpose of effecting such transaction and (g) the total Qualifying Consideration for all such Acquisitions (other than the MHA Acquisition) occurring after the Closing Date shall not exceed $175,000,000; provided, further, however, prior to and after giving effect to all Permitted Acquisitions, on a pro forma basis, the Unused Revolving Committed Amount shall not be less than $20,000,000.

“Permitted Asset Disposition” means (i) any Asset Disposition permitted by Section 8.5 and (ii) any Excluded Asset Disposition.

“Permitted Investments” means Investments which are (i) cash and Cash Equivalents; (ii) accounts receivable created, acquired or made by the Parent or any Consolidated Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments consisting of Capital Stock, obligations, securities or other property received by the Parent or any Consolidated Party in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors or in connection with a work-out or reorganization; (iv) Investments existing as of the Closing Date and set forth in Schedule 1.1C; (v) rental deposits made for the benefit of officers, employees or agents; (vi) advances or loans to directors, officers, employees, agents, customers or suppliers that do not exceed $500,000 in the aggregate at any one time outstanding; (vii) loans to employees to finance the purchase of newly issued or treasury Capital Stock in the Parent; (viii) Investments in any Credit Party other than the Parent; (ix) Investments in Foreign Subsidiaries in an aggregate amount not to exceed $20,000,000; (x) to the extent constituting Investments, transactions permitted under Section 8.7; (xi) Permitted Acquisitions; (xii) Investments not constituting cash or Cash Equivalents received as consideration for any Asset Disposition permitted under Section 8.5; and (xiii) other Investments not to exceed $35,000,000 (less the aggregate amount of Investments of the type set forth in clause (ix) above) in the aggregate at any time outstanding.

“Permitted Liens” means:

(i) Liens in favor of the Administrative Agent to secure the Credit Party Obligations;

(ii) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens (a) secure only amounts not yet due and payable or, if due and payable, are either unfiled and no other action has been taken to enforce the same or (b) are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Parent or any Consolidated Party in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v) Liens in connection with attachments or judgments (including judgment or appeal bonds); provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(vi) easements, rights-of-way, licenses, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances, in the aggregate, not, in any material respect, impairing the use of the encumbered Property in the operations of the Consolidated Parties;

(vii) Liens on Property of any Person securing purchase money Indebtedness (including Capital Leases and Synthetic Leases) of such Person permitted under Section 8.1(c); provided that any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;

(viii) Liens securing Indebtedness permitted by Section 8.1(g);

(ix) leases or subleases granted to others not interfering in any material respect with the business of the Parent or any Consolidated Party;

(x) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xii) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.6;

(xiii) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(xiv) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(xv) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(xvi) Liens existing as of the Closing Date and set forth on Schedule 1.1D; provided that (a) no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be increased.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent or any Consolidated Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means the Second Amended and Restated Pledge Agreement dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

“Prime Rate” means the per annum rate of interest established from time to time by Bank of America as its prime rate. The Prime Rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Prime Rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Amortization Payment” means a principal payment on the Tranche B Loans as set forth in Section 2.4(d).

“Principal Office” means the principal office of Bank of America, presently located at Charlotte, North Carolina.

“Pro Forma Basis” means, for purposes of calculating (utilizing the principles set forth in the second paragraph of Section 1.3), in respect of a proposed transaction, compliance with each of the financial covenants set forth in Section 7.11(a) and Section 7.11(b), that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information (such period in respect of any transaction being referred to in this definition as the “Pro Forma Period” for such transaction). As used herein, “transaction” shall mean (i) any Asset disposition or (ii) any Acquisition as referred to in the definition of “Permitted Acquisition” set forth in this Section 1.1. In connection with any calculation of the Leverage Ratio and the Fixed Charge Coverage Ratio upon giving effect to a transaction on a Pro Forma Basis:

(a) for purposes of any such calculation in respect of any Asset Disposition, (i) income statement items (whether positive or negative) and capital expenditures attributable to the Property disposed of shall be excluded and (ii) any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period; and

(b) for purposes of any such calculation in respect of any Acquisition as referred to in the definition of “Permitted Acquisition” set forth in this Section 1.1, (i) any Indebtedness incurred by any Consolidated Party in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (ii) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included beginning as of the first day of the applicable period; provided, however, that income statement items attributable to such Person or Property shall not be included in any calculation of Consolidated Net Income or Consolidated EBITDA unless the applicable income statement for such Person or Property is a Qualifying Financial Statement which shall have been delivered to the Administrative Agent, and (iii) pro forma adjustments may be included to the extent that such adjustments (A) are made in the good faith judgment of the management of the Consolidated Parties and (B) give effect to events that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Parties, (3) verifiable and supportable and (4) realizable within 180 days following the consummation of the related Acquisition (or later if such additional time is acceptable to the Administrative Agent).

“Pro Forma Compliance Certificate” means a certificate of an Executive Officer of the Borrower delivered to the Administrative Agent in connection with (i) any Asset Disposition or (ii) any Acquisition as referred to in the definition of “Permitted Acquisition” set forth in this Section 1.1, as applicable, containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of (a) the Leverage Ratio and the Fixed Charge Coverage Ratio as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Administrative Agent shall have received the Required Financial Information and (b) in the case of any Acquisition, Consolidated EBITDA for the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information (such calculations of Consolidated EBITDA to include a break-down in reasonable detail of any pro forma adjustments).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualifying Consideration” shall mean, with respect to any Acquisition, all cash consideration paid by the Parent and the Consolidated Parties, other than consideration consisting of (A) Capital Stock of the Parent issued to the seller of the Capital Stock or Property acquired in such Acquisition, (B) the proceeds of any Equity Issuance by the Parent consummated in connection with and for the purpose of financing such Acquisition, (C) the proceeds of Subordinated Indebtedness issued by the Borrower pursuant to Section 8.1(f) and (D) the principal amount of any assumed Indebtedness.

“Qualifying Financial Statements” means, in respect of the Person or Property acquired in any Acquisition, a consolidated balance sheet and income statement of such Person or Property as of, and for the four quarter period ending on, the last day of the most recently ended fiscal year of such Person or Property preceding the date of such Acquisition, which financial statements either (i) shall have been audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles in the United States and shall not be limited as to the scope of the audit or qualified as to the status of the Person or Property acquired as a going concern or any other material qualifications or exceptions or (ii) shall be reasonably acceptable to the Administrative Agent.

“Real Properties” shall have the meaning assigned to such term in Section 6.16.

“Register” shall have the meaning assigned to such term in Section 11.3(c).

“Regulation D, T, U, or X” means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Required Financial Information” means (i) the financial statements of the Consolidated Parties required to be delivered pursuant to Section 7.1(a) or (b) for the most recently completed fiscal period or quarter end, and (ii) the certificate of an Executive Officer of the Borrower required by Section 7.1(c) to be delivered with the financial statements described in clause (i) above.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Requisite Lenders” means, at any time, Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of (i) the Revolving Commitments (and Participation Interests therein) and the outstanding Tranche B Loans (and Participation Interests therein) or (ii) if the Revolving Commitments have been terminated, the outstanding Revolving Loans, Tranche B Loans, LOC Obligations and Participation Interests (including the Participation Interests of the applicable Issuing Lender in any Letters of Credit issued by such Issuing Lender and the Participation Interests of the Swingline Lender in any Swingline Loans).

“Restricted Payment” by the Parent or any Consolidated Party means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving such Person), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (other than dividends or distributions payable in Capital Stock of the applicable Person and other than dividends or distributions payable (directly or indirectly through Subsidiaries) to any Credit Party (other than the Parent), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding (excluding the issuance of Capital Stock by such Person), (iv) any payment or prepayment of principal of, premium, if any, or interest on, including any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness and (v) in the case of any Consolidated Party, any loan or advance to the Parent.

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Requisite Lenders shall require.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender in an aggregate principal amount at any time outstanding of up to such

Revolving Lender’s Commitment Percentage of the Revolving Committed Amount, (i) to make Revolving Loans in accordance with the provisions of Section 2.1(a), (ii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.2(c) and (iii) to purchase Participation Interests in the Swingline Loans in accordance with the provisions of Section 2.3(b)(iii).

“Revolving Committed Amount” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Lenders” means a collective reference to the Lenders holding Revolving Loans or Revolving Commitments.

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Note” or “Revolving Notes” means the promissory notes of the Borrower in favor of each Revolving Lender provided pursuant to Section 2.1(e) and evidencing the Revolving Loans of such Revolving Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Parent or any Consolidated Party, any arrangement pursuant to which such Person, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Person has sold or transferred (or is to sell or transfer) to a Person which is not a Credit Party or (b) which such Person intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Person to another Person which is not a Credit Party in connection with such lease.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Second Amended and Restated Security Agreement dated as of the Closing Date, to be executed in favor of the Administrative Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

“Shares” means the outstanding shares of Common Stock, par value $0.01 per share, of the Parent.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Spot Rate” for any Alternative Currency means the rate determined by the Administrative Agent or the Issuing Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such Alternative Currency with Dollars currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such Alternative Currency; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person on a going concern basis is greater than the fair value of the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit Fee” shall have the meaning assigned to such term in Section 3.5(b)(i).

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means Indebtedness of the Parent, the Borrower or any Subsidiary of the Borrower which (i) is subordinated to the Credit Party Obligations in a manner reasonably satisfactory to the Administrative Agent and (ii) has a maturity date which is at least six months after the Maturity Date.

“Subsidiary” means, as to any Person at any time, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Capital Stock.

“Subsidiary Guarantor” means each of the Persons identified as a “Subsidiary Guarantor” on the signature pages hereto and each Person which may hereafter execute a Joinder Agreement pursuant to Section 7.12, together with their successors and permitted assigns, and “Subsidiary Guarantor” means any one of them.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding of up to the Swingline Committed Amount.

“Swingline Committed Amount” shall have the meaning assigned to such term in Section 2.3(a).

“Swingline Lender” means Bank of America and its successors and permitted assigns.

“Swingline Loan” shall have the meaning assigned to such term in Section 2.3(a).

“Swingline Note” means the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease under GAAP.

“Taxes” shall have the meaning assigned to such term in Section 3.11(a).

“Trade Letter of Credit Fee” shall have the meaning assigned to such term in Section 3.5(b)(ii).

“Tranche B Lenders” means a collective reference to the Lenders holding Tranche B Loans or Tranche B Loan Commitments.

“Tranche B Loan” shall have the meaning assigned to such term in Section 2.4(a).

“Tranche B Loan Commitment” means, with respect to each Tranche B Lender, the commitment of such Tranche B Lender to make its portion of the Tranche B Loan in a principal amount equal to such Lender’s Commitment Percentage of the Tranche B Loan Committed Amount.

“Tranche B Loan Committed Amount” shall have the meaning assigned to such term in Section 2.4(a).

“Tranche B Note” or “Tranche B Notes” means the promissory notes, if any, of the Borrower in favor of each Tranche B Lender provided pursuant to Section 2.4(f) and evidencing the Tranche B Loans of such Tranche B Lender, individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Transaction” means the MHA Acquisition pursuant to the Acquisition Agreement and the related financings and other transactions contemplated by this Credit Agreement and the Acquisition Agreement.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unused Fee” shall have the meaning assigned to such term in Section 3.5(a).

“Unused Fee Calculation Period” shall have the meaning assigned to such term in Section 3.5(a).

“Unused Revolving Committed Amount” means, for any period, the amount by which (a) the then applicable Revolving Committed Amount exceeds (b) the daily average sum for such period of (i) the outstanding aggregate principal amount of all Revolving Loans (but not including any Swingline Loans) plus (ii) the outstanding aggregate principal amount of all LOC Obligations.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Voting Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Voting Stock is at the time owned, directly or indirectly, by the Borrower.

1.2 Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent hereunder shall be prepared, in accordance with GAAP applied on a consistent basis; provided, however, that calculations of the implied principal component of all obligations under any Synthetic Lease or the implied interest component of any rent paid under any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements of the Consolidated Parties delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements as of December 31, 2004); provided, however, if (a) the Credit Parties shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Requisite Lenders shall so object in writing within 60 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Credit Parties to the Lenders as to which no such objection shall have been made.

Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 7.11 (including without limitation for purposes of the definition of “Pro Forma Basis” set forth in Section 1.1), (a) following consummation of any Asset Disposition (i) income statement items (whether positive or negative) and capital expenditures attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of the transaction for which such calculation is determined and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) following consummation of any Acquisition (i) income statement items (whether positive or negative) attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, be included to the extent relating to any period applicable in such calculations, provided, however, that income statement items attributable to such Person or Property shall not be included in any calculation of Consolidated Net Income or Consolidated EBITDA unless the applicable income statement for such Person or Property is a Qualifying Financial Statement which shall have been delivered to the Administrative Agent, (ii) Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period and (iii) pro forma adjustments may be included to the extent that such adjustments (A) are made in the good faith judgment of the management of the Consolidated Parties and (B) give effect to events that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Parties, (3) verifiable and supportable and (4) realizable within 180 days following the consummation of the related Acquisition (or later if such additional time is acceptable to the Administrative Agent).

1.4 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and the outstanding amount of LOC Obligations denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.

(b) Wherever in this Credit Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Lender, as the case may be.

1.5 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that (i) such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and (ii) such request is approved by the Administrative Agent and the Issuing Lender.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired L/C Credit Extension and the Administrative Agent shall promptly notify the Issuing Lender thereof. The Issuing Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by the Issuing Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the Issuing Lender to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.5, the Administrative Agent shall promptly so notify the Borrower.

1.6 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.7 Letters of Credit.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LOC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.8 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 2

CREDIT FACILITIES

2.1 Revolving Loans.

(a) Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Revolving Lender severally agrees to make available to the Borrower such Revolving Lender’s Commitment Percentage of revolving credit loans requested by the Borrower in Dollars (“Revolving Loans”) from time to time from the Closing Date until the Maturity Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein; provided, however, that the sum of the aggregate outstanding principal amount of Revolving Loans shall not exceed SEVENTY FIVE MILLION DOLLARS ($75,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.4, the “Revolving Committed Amount”); provided, further, (A) with regard to each

Revolving Lender individually, such Revolving Lender’s outstanding Revolving Loans shall not exceed such Revolving Lender’s Commitment Percentage of the Revolving Committed Amount, and (B) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 6 Eurodollar Loans which are Revolving Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing.

(A) The Borrower shall submit an appropriate Notice of Borrowing to the Administrative Agent with respect to the initial borrowing of Revolving Loans on the Closing Date no later than 12:00 Noon (Charlotte, North Carolina time) on the Closing Date. Such Notice of Borrowing shall be irrevocable and shall specify the aggregate principal amount of the Revolving Loan to be borrowed. The full amount of the Revolving Loan disbursed on the Closing Date shall be a Base Rate Loan.

(B) With respect to each borrowing of Revolving Loans disbursed after the Closing Date, the Borrower shall request such Revolving Loan borrowing by written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent not later than 12:30 P.M. (Charlotte, North Carolina time) on the date of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Administrative Agent shall give notice to each affected Revolving Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Revolving Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Eurodollar Loan or Base Rate Loan that is a Revolving Loan shall be in a minimum aggregate principal amount of $2,000,000 and integral multiples of $250,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. Each Revolving Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower as specified in Section 3.15(a), or in such other manner as the Administrative Agent may specify in writing, by 2:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent; provided, however, that the Administrative Agent shall, if requested by the Borrower, make the initial advance of Revolving Loans on the Closing Date available to Borrower as provided above prior to the Administrative Agent’s receipt of corresponding amounts from the Revolving Lenders.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.2.

(d) Interest. Subject to the provisions of Section 3.1,

(i) Base Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

(ii) Eurodollar Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e) Revolving Notes. Upon the request of any Revolving Lender made through the Administrative Agent, the Revolving Loans made by such Revolving Lender shall be evidenced by a duly executed promissory note of the Borrower to such Revolving Lender in an original principal amount equal to such Revolving Lender’s Commitment Percentage of the Revolving Committed Amount and in substantially the form of Exhibit 2.1(e).

2.2 Letter of Credit Subfacility.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.2, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or any other Credit Party, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any other Credit Party and any drawings thereunder; provided that (i) the LOC Obligations outstanding shall not at any time exceed THIRTY MILLION DOLLARS ($30,000,000) (the “LOC Committed Amount”) and (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not at any time exceed the Revolving Committed Amount. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the LOC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The Issuing Lender shall not issue any Letter of Credit, if:

(A) subject to Section 2.2(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender;

(C) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial stated amount less than $50,000, in the case of a trade/commercial Letter of Credit or $100,000 in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) the Issuing Lender does not as of the issuance date of such requested Letter of Credit, issue Letters of Credit in the requested currency (which shall not include Dollars); or

(E) a default of any Lender’s obligations to fund under Section 2.2(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

(iv) The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and LOC Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 10 included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Executive Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 12:00 Noon at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Lender may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may reasonably require. Additionally, the Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any LOC Documents, as the Issuing Lender or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or any other Credit Party or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.2(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Issuing Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Issuing Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied (treating such reinstatement as an LOC Credit Extension for purposes of this clause) and, in each case, directing the Issuing Lender not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Lender in such Alternative Currency, unless (A) the Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Lender promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 12:00 Noon on the date of any payment by the Issuing Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Issuing Lender under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the Issuing Lender by such time, the Issuing Lender shall promptly notify the Administrative Agent of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) and the amount of the unreimbursed drawing shall become the unreimbursed amount (the “Unreimbursed Amount”). The Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the Unreimbursed Amount and the amount of such Revolving Lender’s Commitment Percentage of the Unreimbursed Amount. Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.2(c)(i) make funds available to the Administrative Agent for the account of the Issuing Lender, in Dollars, at the office of the Administrative Agent specified in Schedule 2.1(a) for Dollar-denominated payments, in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 P.M. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.2(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Loan because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender an LOC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LOC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.2(c)(ii) shall be deemed payment in respect of its participation in such LOC Borrowing and shall constitute a Participation Interest from such Revolving Lender in satisfaction of its participation obligation under this Section 2.2.

(iv) Until each Revolving Lender funds its Revolving Loan or Participation Interest pursuant to this Section 2.2 to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Commitment Percentage of such amount shall be solely for the account of the Issuing Lender.

(v) Each Revolving Lender’s obligation to make Revolving Loans or Participation Interests to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.2(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.2(c) is subject to the conditions set forth in Section 5.2 (other than delivery by the Borrower of a Notice of Borrowing). No such making of a Participation Interest shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.2(c) by the time specified in Section 2.2(c)(ii), the Issuing Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation. A certificate of the Issuing Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s Participation Interest in respect of such payment in accordance with Section 2.2(c), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s Participation Interest was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.2(c)(i) is required to be returned under any of the circumstances described in Section 11.2 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each LOC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient (unless the Issuing Lender has actual knowledge of such forgery, fraud or insufficiency) in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Credit Party or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Lender. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or LOC Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.2(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LOC Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any LOC Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LOC Obligations.

(ii) In addition, if the Administrative Agent notifies the Borrower at any time that the outstanding amount of all LOC Obligations at such time exceeds 105% of the LOC Committed Amount then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the LOC Obligations in an amount equal to the amount by which the outstanding amount of all LOC Obligations exceeds the LOC Committed Amount.

(iii) Sections 3.3 and 9.2(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.2, Section 3.3 and Section 9.2(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Revolving Lenders, as collateral for the LOC Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein constituting Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of ISP98 (International Standby Practice) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each trade/commercial Letter of Credit.

(i) Conflict with LOC Documents. In the event of any conflict between the terms hereof and the terms of any LOC Document, the terms hereof shall control.

(j) Letters of Credit Issued for Credit Parties other than the Borrower. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Credit Party other than the Borrower, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any such Credit Party inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Credit Party.

2.3 Swingline Loan Subfacility of the Revolver.

(a) Swingline Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans requested by the Borrower in Dollars to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time from the Closing Date until the Maturity Date for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Advances.

(i) Notices; Disbursement. Whenever the Borrower desires a Swingline Loan advance hereunder it shall give written notice (or telephonic notice promptly confirmed in writing) to the Swingline Lender not later than 3:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested Swingline Loan advance. Each such notice shall be irrevocable and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business Day) and (C) the principal amount of the Swingline Loan advance requested. Each Swingline Loan shall be made as a Base Rate Loan and shall have such maturity date as the Swingline Lender and the Borrower shall agree upon receipt by the Swingline Lender of any such notice from the Borrower. The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan advance to the Borrower by 3:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing.

(ii) Minimum Amounts. Each Swingline Loan advance shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 (or the remaining amount of the Swingline Committed Amount, if less).

(iii) Repayment of Swingline Loans. The principal amount of all Swingline Loans shall be due and payable on the earlier of (A) the maturity date agreed to by the Swingline Lender and the Borrower with respect to such Loan (which maturity date shall not be a date more than ten (10) Business Days from the date of advance thereof) or (B) the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Revolving Lenders, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Maturity Date and on the date of the occurrence of any Event of Default described in Section 9.1 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2. Each Revolving Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder,

(II) whether any conditions specified in Section 5.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interests in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its Commitment Percentage of the Revolving Committed Amount (determined before giving effect to any termination of the Commitments pursuant to Section 3.4), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased and (B) at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender, to the extent not paid to the Swingline Lender by the Borrower in accordance with the terms of subsection (c)(ii) below, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to the Federal Funds Rate.

(c) Interest on Swingline Loans.

(i) Rate of Interest. Subject to the provisions of Section 3.1, each Swingline Loan shall bear interest at a per annum rate equal to the Base Rate.

(ii) Payment of Interest. Interest on Swingline Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein), unless accelerated sooner pursuant to Section 9.2.

(d) Swingline Note. Upon the request of the Swingline Lender, the Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in an original principal amount equal to the Swingline Committed Amount substantially in the form of Exhibit 2.3(d).

2.4 Tranche B Loan.

(a) Tranche B Loan Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein each Tranche B Lender severally agrees to make available to the Borrower on the Closing Date such Tranche B Lender’s Commitment Percentage of a term loan in Dollars (the “Tranche B Loan”) in the aggregate principal amount of TWO HUNDRED FIVE MILLION DOLLARS ($205,000,000) (the “Tranche B Loan Committed Amount”). The Tranche B Loan may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 6 Eurodollar Loans which are Tranche B Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Amounts prepaid or repaid on the Tranche B Loan may not be reborrowed.

(b) Borrowing Procedures. The Borrower shall submit an appropriate Notice of Borrowing to the Administrative Agent with respect to the Tranche B Loan not later than 12:00 Noon (Charlotte, North Carolina time) on the Closing Date. Such Notice of Borrowing shall be irrevocable. The full amount of the Tranche B Loan shall be disbursed on the Closing Date as a Base Rate Loan. Each Tranche B Lender shall make its Commitment Percentage of the Tranche B Loan available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Schedule 2.1(a), or at such other office as the Administrative Agent may designate in writing, by 2:00 P.M. (Charlotte, North Carolina time) on the Closing Date in Dollars and in funds immediately available to the Administrative Agent; provided, however, that the Administrative Agent shall, if requested by the Borrower, make the Tranche B Loan available to Borrower as provided above prior to the Administrative Agent’s receipt of corresponding amounts from the Tranche B Lenders.

(c) Minimum Amounts. Each Eurodollar Loan or Base Rate Loan that is part of the Tranche B Loan shall be in an aggregate principal amount that is not less than $500,000 and integral multiples of $25,000 (or the then remaining principal balance of the Tranche B Loan, if less).

(d) Repayment of Tranche B Loan. The principal amount of the Tranche B Loan shall be repaid in twenty-two (22) consecutive quarterly installments as follows, unless accelerated sooner pursuant to Section 9.2:

Principal Amortization Payment Dates	Principal Amortization Payment
June 30, 2006	$5,125,000
September 30, 2006	$2,562,500
December 31, 2006	$2,562,500
March 31, 2007	$2,562,500
June 30, 2007	$2,562,500
September 30, 2007	$2,562,500
December 31, 2007	$5,125,000
March 31, 2008	$5,125,000
June 30, 2008	$5,125,000
September 30, 2008	$5,125,000
December 31, 2008	$5,125,000
March 31, 2009	$5,125,000
June 30, 2009	$5,125,000
September 30, 2009	$5,125,000
December 31, 2009	$5,125,000
March 31, 2010	$5,125,000
June 30, 2010	$5,125,000
September 30 2010	$5,125,000
December 31, 2010	$30,750,000
March 31 2011	$30,750,000
June 30, 2011	$30,750,000
September 30, 2011	$33,312,500 or the remaining principal amount.

(e) Interest. Subject to the provisions of Section 3.1, the Tranche B Loan shall bear interest at a per annum rate equal to:

(i) Base Rate Loans. During such periods as the Tranche B Loan shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus 1.00%; provided, however, to the extent that the Leverage Ratio as of the last day of the most recently ended fiscal quarter or fiscal year, as the case may be, is less than 3.00 to 1.0, such Base Rate Loans shall at all times thereafter bear interest on the outstanding principal amount thereof at a rate per annum equal to the sum of the Base Rate plus 0.75% (such rate to be adjusted on the date five Business Days after the date by which the Credit Parties provide the Required Financial Information applicable to such fiscal quarter or fiscal year).

(ii) Eurodollar Loans. During such periods as the Tranche B Loan shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus 2.00%; provided, however, to the extent that the Leverage Ratio as of the last day of the most recently ended fiscal quarter or fiscal year, as the case may be, is less than 3.00 to 1.0, such Eurodollar Loans shall at all times thereafter bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus 1.75% (such rate to be adjusted on the date five Business Days after the date by which the Credit Parties provide the Required Financial Information applicable to such fiscal quarter or fiscal year).

Interest on the Tranche B Loan shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(f) Tranche B Notes. Upon the request of any Tranche B Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Tranche B Lender (through the Administrative Agent) a promissory note, substantially the form of Exhibit 2.4(f), which shall evidence such Tranche B Lender’s Tranche B Loans in addition to such accounts or records.

SECTION 3

OTHER PROVISIONS RELATING TO CREDIT FACILITY

3.1 Default Rate.

Upon the occurrence, and during the continuance, of a default in the payment of any amount hereunder, under the Notes or under any of the other Credit Documents, such overdue amount shall bear interest, payable on demand, at the Default Rate.

3.2 Extension and Conversion.

The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans or extended as Eurodollar Loans for new Interest Periods only on the last day of the Interest Period applicable thereto, (ii) without the consent of the Requisite Lenders, Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only to the extent no Default or Event of Default shall exist and be continuing on the date of extension or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in, with respect to Revolving Loans, Section 2.1(b)(ii) or with respect to the Tranche B Loans, Section 2.4(c), (iv) no more than 6 Eurodollar Loans which are Revolving Loans and no more than 6 Eurodollar Loans which are Tranche B Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period), (v) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month and (vi) Swingline Loans may not be extended or converted pursuant to this Section 3.2. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Administrative Agent specified in Schedule 2.1(a), or at such other office as the Administrative Agent may designate in writing, prior to 12:00 Noon (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in clauses (b), (c), (d) and (e) of Section 5.2. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section 3.2, or any such conversion or extension is not permitted or required by this Credit Agreement, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

3.3 Prepayments.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of Loans (other than Swingline Loans) shall be in a minimum principal amount of $1,000,000 and integral multiples of $250,000 in excess thereof (or the then remaining principal balance of the Revolving Loans or the Tranche B Loan, as applicable, if less). Subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect; provided that if the Borrower shall fail to specify, voluntary prepayments shall be applied first to Swingline Loans, second to Revolving Loans (first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities), third to the Tranche B Loan, ratably to the remaining Principal Amortization Payments and, fourth, after all Loans have been repaid, to Cash Collateralize the LOC Obligations (first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities). All prepayments under this Section 3.3(a) shall be subject to Section 3.12, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(b) Mandatory Prepayments.

(i) (A) Revolving Committed Amount. If at any time, the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall exceed the Revolving Committed Amount, the Borrower immediately shall prepay the Revolving Loans and (after all Revolving Loans have been repaid) Cash Collateralize the LOC Obligations, in an amount sufficient to eliminate such excess.

(B) LOC Committed Amount. If at any time, the sum of the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, the Borrower immediately shall Cash Collateralize the LOC Obligations in an amount sufficient to eliminate such excess.

(ii) Excess Cash Flow. Within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2006), the Borrower shall prepay the Loans in an amount equal to (a) 50% of Excess Cash Flow minus (b) the amount of any voluntary prepayments of the Tranche B Loan or (to the extent accompanied by a reduction in the Revolving Committed Amount) the Revolving Loans, for such prior fiscal year (such prepayment to be applied as set forth in clause (vi) below).

(iii) (A) Asset Dispositions. Immediately upon the occurrence of any Asset Disposition Prepayment Event, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Asset Disposition not applied (or caused to be applied) by the Credit Parties during the related Application Period to make Eligible Reinvestments as contemplated by the terms of Section 8.5(g) (such prepayment to be applied as set forth in clause (vi) below).

(B) Extraordinary Receipts. Immediately upon the receipt of Extraordinary Receipts received by or paid to or for the account of the Parent or any of its Subsidiaries and not otherwise included in clauses (ii), (iii)(A), (iv) or (v) of this Section 3.3(b) and, in the case of Extraordinary Receipts from any Involuntary Disposition requiring application of any insurance proceeds to the prepayment of Loans (and Cash Collateralization of LOC Obligations) pursuant to Section 7.6(b), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds thereof (such prepayment to be applied as set forth in clause (vi) below).

(iv) Designated Debt Issuances. Immediately upon the occurrence of any Debt Issuance Prepayment Event, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Designated Debt Issuance (such prepayment to be applied as set forth in clause (vi) below).

(v) Equity Issuances. Immediately upon receipt by a Consolidated Party of proceeds from any Equity Issuance other than an Excluded Equity Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (vi) below).

(vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 3.3(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 3.3(b)(i)(A), to Revolving Loans (without any reduction in the Revolving Committed Amount) and (after all Revolving Loans have been repaid) to Cash

Collateralize the LOC Obligations, (B) with respect to all amounts prepaid pursuant to Section 3.3(b)(i)(B), to Cash Collateralize the LOC Obligations and (C) with respect to all amounts prepaid pursuant to Section 3.3(b)(ii), (iii), (iv) or (v), to the Tranche B Loan, ratably to the remaining Principal Amortization Payments. After the Tranche B Loan has been repaid in full, no further prepayments under Section 3.3(b)(ii), (iii), (iv) or (v) shall be required hereunder. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans subject to Section 3.3(b)(vii) in direct order of Interest Period maturities. All prepayments under this Section 3.3(b) shall be subject to Section 3.12, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(vii) Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Loans under this Section 3.3(b), the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Loans and shall be applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

3.4 Termination and Reduction of Revolving Committed Amount.

(a) Voluntary Reductions. The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five Business Days’ prior written notice to the Administrative Agent; provided, however, no such termination or reduction shall be made which would cause the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans to exceed the Revolving Committed Amount unless, concurrently with such termination or reduction, the Revolving Loans are repaid to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 3.4(a).

(b) Tranche B Loan Commitments. The Tranche B Loan Commitment of each Tranche B Lender shall automatically terminate at such time as such Tranche B Lender shall have made available to the Borrower such Tranche B Lender’s share of the Tranche B Loan.

(c) Maturity Date. The Revolving Commitments of the Lenders, the LOC Commitment of the Issuing Lender(s) and the Swingline Commitment of the Swingline Lender shall automatically terminate on the Maturity Date.

(d) General. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 3.5(a), on the date of each termination or reduction of the Revolving Committed Amount, the Unused Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

3.5 Fees.

(a) Unused Fee. In consideration of the Revolving Commitments of the Lenders hereunder, the Borrower promises to pay to the Administrative Agent for the account of each Lender a fee (the “Unused Fee”) on the Unused Revolving Committed Amount computed at a per annum rate for each day during the applicable Unused Fee Calculation Period (hereinafter defined) at a rate equal to the Applicable Percentage. The Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and on any date that the Revolving Committed Amount is reduced and on the Maturity Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Unused Fee is payable hereunder being herein referred to as an “Unused Fee Calculation Period”), beginning with the first of such dates to occur after the Closing Date.

(b) Letter of Credit Fees.

(i) Standby Letter of Credit Issuance Fee. In consideration of the issuance of standby Letters of Credit hereunder, the Borrower promises to pay to the Administrative Agent for the account of each Revolving Lender a fee (the “Standby Letter of Credit Fee”) on such Revolving Lender’s Commitment Percentage of the average daily maximum amount available to be drawn under each such standby Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage. The Standby Letter of Credit Fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof).

(ii) Trade Letter of Credit Fee. In consideration of the issuance of trade Letters of Credit hereunder, the Borrower promises to pay to the Administrative Agent for the account of each Revolving Lender a fee (the “Trade Letter of Credit Fee”) on such Revolving Lender’s Commitment Percentage of the average daily maximum amount available to be drawn under each such trade Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage. The Trade Letter of Credit Fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof).

(iii) Issuing Lender Fees. In addition to the Standby Letter of Credit Fee payable pursuant to clause (i) above and the Trade Letter of Credit Fee payable pursuant to clause (ii) above, the Borrower promises to pay to the Administrative Agent for the account of the Issuing Lender, without sharing by the other Lenders, in Dollars, a fronting fee equal to (A) with respect to each trade Letter of Credit,  1/4%, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (B) with respect to any amendment of a trade Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the Issuing Lender, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (C) with respect to each standby Letter of Credit, at the rate per annum,  1/4%, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrower shall pay directly to the Issuing Lender for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Administrative Fees. The Borrower promises to pay to the Administrative Agent, for its own account, the fees referred to in the Administrative Agent’s Fee Letter.

3.6 Capital Adequacy.

If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. Notwithstanding any other provision in this Section 3.6, none of the Lenders shall be entitled to demand compensation pursuant to this Section 3.6, if it shall not be the general practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements.

3.7 Limitation on Eurodollar Loans.

If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(a) the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Requisite Lenders determine (which determination shall be conclusive) and notify the Administrative Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or Convert such Eurodollar Loans into Base Rate Loans in accordance with the terms of this Credit Agreement.

3.8 Illegality.

Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make or Continue Eurodollar Loans and to Convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable).

3.9 Requirements of Law.

If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

(i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes in respect of any Eurodollar Loans (other than franchise taxes and taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender is organized or any political subdivision thereof or therein or has its principal office or such Applicable Lending Office);

(ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Eurodollar Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

(iii) shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting this Credit Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender within 5 Business Days following demand such amount or amounts as will compensate such Lender for such increased cost or reduction; provided that such increases or reductions shall not include any increased costs or reductions in respect of taxes that are governed by the provisions of Section 3.11, and the provisions of this Section 3.9 shall not be interpreted to cause a duplication in payment or treatment of any taxes in a manner inconsistent with the provisions of Section 3.11. If any Lender requests compensation by the Borrower under this Section 3.9, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 3.9 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

3.10 Treatment of Affected Loans.

If the obligation of any Lender to make any Eurodollar Loan or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.7, 3.8 or 3.9 hereof, such Lender’s Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.7, 3.8 or 3.9 hereof that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.7, 3.8 or 3.9 hereof that gave rise to the Conversion of such Lender’s Eurodollar Loans pursuant to this Section 3.10 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods of Revolving Loans) in accordance with their respective Commitments of Revolving Loans and/or Tranche B Loans, as the case may be.

3.11 Taxes.

(a) Except as otherwise required by law, any and all payments by any Credit Party to or for the account of any Lender or the Administrative Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Lender is located (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Credit Party shall furnish to the Administrative Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d) Each Lender on or prior to the date of its execution and delivery of this Credit Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with (A) if such Lender is a United States person under Section 7701(a)(30) of the Code (other than any such Lender that is a financial institution whose name includes the word “Bank”, “Credit Union”, “Savings and Loan” or “Mutual Savings Bank”), Internal Revenue Service Form W-9 or any successor form prescribed by the Internal Revenue Service or (B) if such Lender is not a United States person under Section 7701(a)(30) of the Code (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of hereunder or under any other Credit Document or certifying that the income receivable hereunder or under any other Credit Document is effectively connected with the conduct of a trade or business in the United States or (ii) with respect to payments of interest, if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a certificate substantially in the form of Exhibit 3.11(d) and Internal Revenue Service Form W-8 BEN or, in either case, any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender. In addition, each Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower.

(e) For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with any form required to be provided by it pursuant to Section 3.11(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), (i) the Borrower shall be entitled to deduct or withhold on payments to the Administrative Agent or such Lender as a result of such failure, as required by law, and (ii) the Borrower shall not be required to make payments of additional amounts with respect to such withheld amounts pursuant to Section 3.11(a) (or to indemnify a Lender pursuant to Section 3.11(c)) to the extent such withholding (or liability for Tax) is required solely by reason of the failure of the Administrative Agent or such Lender to provide the necessary certificate, document or other evidence of an exemption from withholding; provided, however, that should a Lender, which is otherwise exempt from withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.11, the Borrower agrees to pay additional amounts and to indemnify each Lender and the Administrative Agent in the manner set forth in Section 3.11 in respect of any Taxes deducted or withheld by it on payments to the Administrative Agent or such Lender where such deduction or withholding is required as a result of the failure by such Lender to provide Borrower and the Administrative Agent with any form required to be provided pursuant to Section 3.11(d) where such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which such form originally was required to be provided.

(f) If any Credit Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.11, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 3.11 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

(h) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.12 Compensation.

Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits) incurred by it as a result of:

(a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, (i) in connection with any assignment by Bank of America pursuant to Section 11.3(b) as part of the primary syndication of the Tranche B Loans during the 90-day period immediately following the Closing Date and (ii) the acceleration of the Loans pursuant to Section 9.2) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 5 to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Credit Agreement.

With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, Converted or Continued, for the period from the date of such prepayment or of such failure to borrow, Convert or Continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, Convert or Continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) over (b) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The covenants of the Borrower set forth in this Section 3.12 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

3.13 Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a) Loans. Each Loan, each payment or (subject to the terms of Section 3.3) prepayment of principal of any Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Loans or reimbursement obligations arising from drawings under Letters of Credit, each payment of Unused Fees, each payment of the Standby Letter of Credit Fee, each payment of the Trade Letter of Credit Fee, each reduction of the Revolving Committed Amount and each conversion or extension of any Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans of the applicable type and Participation Interests in Loans of the applicable type and Letters of Credit.

(b) Advances. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Administrative Agent its ratable share of such borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such borrowing, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall within 3 Business Days after demand pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

3.14 Sharing of Payments.

The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan, LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Loan, LOC Obligations or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.14 to share in the benefits of any recovery on such secured claim.

3.15 Payments, Computations, Etc.

(a) Generally. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in Dollars in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, at the Administrative Agent’s office specified in Schedule 2.1(a) not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due unless such day is not a Business Day in which case such payment shall be made on the next succeeding Business Day. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, the Administrative Agent shall distribute such payments first to Swingline Loans, second to Revolving Loans (first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities), and, after all Revolving Loans have been repaid, to Cash Collateralize the LOC Obligations and third to the Tranche B Loan, ratably to the remaining Principal Amortization Payments (in each case first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities). The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 2:00 P.M. (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after acceleration of the Credit Party Obligations pursuant to Section 9.2, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

SECOND, to payment of any fees owed to the Administrative Agent, in its capacity as such;

THIRD, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest on the Loans, LOC Obligations and Hedging Agreements between any Consolidated Party and any Lender or Affiliate of a Lender;

FOURTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including the payment or Cash Collateralization of the outstanding LOC Obligations and Hedging Agreements between any Consolidated Party and any Lender or Affiliate of a Lender);

FIFTH, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses ”FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses ”THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause ”FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender(s) from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses ”FIFTH” and “SIXTH” above in the manner provided in this Section 3.15(b).

3.16 Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of any Credit Party and each Lender’s share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to clause (b) of this Section 3.16 (and, if consistent with the entries of the Administrative Agent, clause (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the Credit Party Obligations owing to such Lender.

3.17 Replacement of Affected Lenders.

If any Lender having a Revolving Commitment becomes a Defaulting Lender or otherwise defaults in its Revolving Commitment or if any Lender is owed increased costs under Section 3.6, Section 3.8 or Section 3.9, or the Borrower is required to make any payments under Section 3.11 to any Lender in excess of those to the other Lenders or if any Lender elects not to enter into any amendment, modification, consent or waiver with respect to the Credit Agreement or any other Credit Document requested by the Borrower, which amendment, modification, consent or waiver cannot become effective without the consent of such Lender, the Borrower shall have the right, if no Event of Default then exists, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”), provided that (i) at the time of any replacement pursuant to this Section 3.17, the Replaced Lender and Replacement Lender shall enter into an Assignment and Assumption in the form of Exhibit 11.3(b) and in accordance with Section 11.3(b)(iv), pursuant to which the Replacement Lender shall acquire all or a portion, as the case may be, of the Commitments and outstanding Loans of, and participation in Letters of Credit by, the Replaced Lender and (ii) all obligations of the Borrower owing to the Replaced Lender relating to the Loans so replaced (including, without limitation, such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder with respect to such replaced Loans, except with respect to indemnification provisions under this Credit Agreement, which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, (1) any Lender that acts as an Issuing Lender may not be replaced hereunder at any time that it has Letters of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer satisfactory to such Lender or the depositing of cash collateral into a cash collateral account maintained with the Administrative Agent in amounts and pursuant to arrangements satisfactory to such Lender) have been made with respect to such outstanding Letters of Credit and (2) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.6. The Replaced Lender shall be required to deliver for cancellation its applicable Notes to be canceled on the date of replacement, or if any such Note is lost or unavailable, such other assurances or indemnification therefor as the Borrower may reasonably request.

SECTION 4

GUARANTY

4.1 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

4.2 Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Credit Party Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Credit Party Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Credit Party Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement between the Borrower and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be done or omitted;

(c) the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreement between the Borrower and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be waived or any other guarantee of any of the Credit Party Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Credit Party Obligations shall fail to attach or be perfected; or

(e) any of the Credit Party Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreement between the Borrower and any

Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations.

4.3 Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.4 Certain Additional Waivers.

In the event that North Carolina law is determined to be controlling in any legal action or proceeding with respect to this Section 4 notwithstanding the parties’ contractual choice of New York law pursuant to Section 11.10(a), each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. §§ 26-7 through 26-9, inclusive, to the extent applicable. Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Credit Party Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

4.5 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Credit Party Obligations being deemed to have become automatically due and payable), the Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.6 Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the Credit Party Obligations until such time as the Credit Party Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any right or remedy under this Section 4.6 against any other Guarantor until such Credit Party Obligations have been Fully Satisfied. For purposes of this Section 4.6, (a) ”Excess Payment” shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Credit Party Obligations; (b) ”Pro Rata Share” shall mean, for any Guarantor in respect of any payment of Credit Party Obligations, the ratio (expressed as a percentage) as of the date of such payment of Credit Party Obligations of (i) the amount by which the aggregate present fair salable value on a going concern basis of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value on a going concern basis of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties; provided, however, that, for purposes of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Credit Party Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (e) ”Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value on a going concern basis of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value on a going concern basis of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 4.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable law against the Borrower in respect of any payment of Credit Party Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations pursuant to Section 8.5.

4.7 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.

SECTION 5

CONDITIONS

5.1 Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and to make the initial Loans or the applicable Issuing Lender to issue the initial Letter of Credit, whichever shall occur first, shall be subject to satisfaction of the following conditions:

(a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement, (ii) the Notes, (iii) the Security Agreement, (iv) the Pledge Agreement and (v) the Administrative Agent’s Fee Letter.

(b) Corporate Documents. Receipt by the Administrative Agent of the following:

(i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(iii) Resolutions. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and the state or other jurisdiction of the chief executive office and principal place of business and (B) to the extent available, a certificate indicating payment of all corporate or comparable franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(c) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date:

(i) a legal opinion of Paul, Weiss, Rifkind, Wharton & Garrison, in form and substance reasonably satisfactory to the Administrative Agent;

(ii) a legal opinion of special Nevada counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(iii) a legal opinion of special California counsel with respect to Merritt, Hawkins & Associates, in form and substance reasonably satisfactory to the Administrative Agent; and

(iv) a legal opinion of special Texas counsel with respect to The MHA Group, Inc., MHA Allied Consulting, Inc., Med Travelers, Inc. and RN Demand, Inc., in form and substance reasonably satisfactory to the Administrative Agent.

(d) Personal Property Collateral. The Administrative Agent shall have received:

(i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) searches of ownership of, and Liens on, intellectual property of each Credit Party in the appropriate governmental offices;

(iv) all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto;

(v) such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Collateral;

(vi) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral; and

(vii) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral.

(e) Financial Statements.

(i) To the extent available on the Closing Date, receipt and reasonably satisfactory review by the Lenders of the consolidated financial statements of each of the Parent and the Acquired Company for the fiscal years ended 2002, 2003 and 2004, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP and such other financial information as the Administrative Agent may reasonably request.

(ii) The Lenders shall have received pro forma consolidated financial statements of the Consolidated Parties, and forecasts prepared by management of the Parent and/or Borrower, each in form reasonably satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of this Credit Facility.

(f) Evidence of Insurance. Receipt by the Administrative Agent of copies of certificates of insurance of the Parent and the Consolidated Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

(g) Government Consent. Receipt by the Administrative Agent of evidence that all governmental, shareholder and material third party consents (including Hart-Scott-Rodino clearance) and approvals necessary or desirable in connection with the Transaction and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Transaction or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(h) Consummation of Transaction. The Transaction shall have been consummated in accordance with the terms of the Acquisition Agreement and in material compliance with applicable law and regulatory approvals, all material conditions precedent to the obligations of the Parent under the Acquisition Agreement shall have been satisfied. The Administrative Agent shall have approved the Acquisition Agreement and all other material agreements, instruments and documents relating to the MHA Acquisition, which agreements and documents shall provide for an aggregate purchase price (including assumption of Indebtedness) not in excess of $166 million (excluding any earn out payments). The Administrative Agent shall have received an officer’s certificate from the Parent (A) confirming that the there have been no material modifications to the Acquisition Agreement without the consent of the Administrative Agent, to the extent such modifications could reasonably be expected to adversely effect the Lenders, (B) attaching a certified copy of the Acquisition Agreement, with all amendments, modifications, supplements and attachments and (C) confirming that the MHA Acquisition has been, or contemporaneously with the closing and initial funding of the Loans, will be consummated in accordance with the terms of the Acquisition Agreement and in compliance with applicable law and regulatory approvals.

(i) Litigation. There shall not exist (i) any order, decree, judgment, ruling or injunction which restrains the consummation of the MHA Acquisition by the Parent in the manner contemplated by the Acquisition Agreement, (ii) any pending or threatened in writing action, suit, investigation or proceeding against (A) the Parent or any Consolidated Party that could reasonably be expected to have a Material Adverse Effect or (B) the Acquired Company and its Subsidiaries that could reasonably be expected to have a Material Adverse Change (as defined in the Acquisition Agreement) or (iii) any action, suit, investigation or proceeding pending or, to the knowledge of the Parent, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to materially adversely affect the rights and remedies of the Administrative Agent or the Lenders under the Credit Documents.

(j) Other Indebtedness. Receipt by the Administrative Agent of evidence that, after giving effect to the Transaction, the Parent and the Consolidated Parties shall have no Funded Indebtedness other than Indebtedness permitted under Section 8.1.

(k) Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by an Executive Officer of the Borrower as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, stating that (i) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (ii) there shall not have occurred a (x) Material Adverse Effect with respect to the Parent and its Subsidiaries taken as a whole since December 31, 2004 or (y) Material Adverse Change (as defined in the Acquisition Agreement) with respect to the Acquired Company and its Subsidiaries taken as a whole since September 30, 2004, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect, (iv) the MHA Acquisition has been consummated and (v) immediately after giving effect to the Transaction, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects as of the Closing Date, (C) the Credit Parties, on a consolidated basis, are Solvent, and (D) the Leverage Ratio of the Consolidated Parties as of the Closing Date (which Leverage Ratio shall be calculated reflecting the MHA Acquisition on a Pro Forma Basis as of the first day of such period as if the MHA Acquisition occurred as of such date) was not greater than 3.75 to 1.0 for the twelve month period ending on September 30, 2005.

(l) Availability. After giving effect to the Transactions, the Unused Revolving Committed Amount shall not be less than $50,000,000.

(m) Fees and Expenses. Payment by the Credit Parties to the Lenders and the Administrative Agent of all fees and expenses relating to the Credit Facilities which are due and payable on the Closing Date, including, without limitation, payment to the Administrative Agent of the fees set forth in the Administrative Agent’s Fee Letter.

(n) Other. Receipt by the Administrative Agent of such other documents, instruments, agreements or information as reasonably requested by the Administrative Agent, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Parent and the Consolidated Parties.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or any Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to all Extensions of Credit.

The obligations of each Lender to make any Loan and of the applicable Issuing Lender to issue or extend any Letter of Credit (including the initial Loans and the initial Letter of Credit) are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1 of the Credit Agreement:

(a) The Borrower shall have delivered (i) in the case of any Revolving Loan or any portion of the Tranche B Loan, an appropriate Notice of Borrowing or Notice of Extension/Conversion or (ii) in the case of any Letter of Credit, the applicable Issuing Lender shall have received an appropriate request for issuance in accordance with the provisions of Section 2.2(b);

(b) The representations and warranties set forth in Section 6 shall, subject to the limitations set forth therein, be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date which shall be true and correct in all material respects as of such earlier date);

(c) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto; and

(d) Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof) or to the issuance of such Letter of Credit, as the case may be, (i) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the Revolving Committed Amount and (ii) the LOC Obligations shall not exceed the LOC Committed Amount.

The delivery of each Notice of Borrowing, each Notice of Extension/Conversion and each request for a Letter of Credit pursuant to Section 2.2(b) shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in clauses (b), (c), and (d) above.

SECTION 6

REPRESENTATIONS AND WARRANTIES

The Credit Parties hereby represent to the Administrative Agent and each Lender that:

6.1 Financial Condition; No Internal Control Event.

(a) The audited consolidated balance sheets and income statements of the Consolidated Parties (other than the Acquired Company) for the fiscal year ended December 31, 2004 (including the notes thereto) (i) have been audited by KPMG LLP, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods. The unaudited interim balance sheets of the Consolidated Parties (other than the Acquired Company) as at the end of, and the related unaudited interim statements of earnings and of cash flows for, each fiscal quarterly period ended after December 31, 2004 and prior to the Closing Date (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and (ii) present fairly in all material respects the consolidated and consolidating financial condition, results of operations and cash flows of the Consolidated Parties (other than the Acquired Company) as of such date and for such periods except that they do not contain the materials and disclosures to be found in notes to financial statements prepared in accordance with GAAP nor do they reflect year-end adjustments. During the period from December 31, 2004 to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party (other than the Acquired Company) of any material part of the business or property of the Consolidated Parties, taken as a whole, and, other than the MHA Acquisition, no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto.

(b) The financial statements delivered pursuant to Section 7.1(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.1(a) and (b)) and present fairly in all material respects (on the basis disclosed in the footnotes, if any, to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

(c) Since the date of the audited financial statements most recently delivered by the Borrower pursuant to Section 7.1(a), no Internal Control Event has occurred that has not been remedied by the Borrower and/or the applicable Credit Party in a manner reasonably satisfactory to the Required Lenders.

6.2 No Material Change.

Since December 31, 2004, there has been no development or event relating to or affecting the Parent or any Consolidated Party (other than the Acquired Company) which has had or could reasonably be expected to have a Material Adverse Effect. Since the Closing Date, there has been no development or event relating to or affecting the Acquired Company which has had or could reasonably be expected to have a Material Adverse Effect.

6.3 Organization and Good Standing.

Each of the Parent and the Consolidated Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

6.4 Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate or other necessary action to authorize the borrowings and other extensions of credit on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder, with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party, except for (i) consents, authorizations, notices and filings described in Schedule 6.4, all of which have been obtained or made or have the status described in such Schedule 6.4 and (ii) filings to perfect the Liens created by the Collateral Documents. This Credit Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of the Credit Parties. This Credit Agreement constitutes, and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5 No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or materially conflict with any material Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation, contravention, conflict or default of which could reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien (other than Permitted Liens) upon or with respect to its properties.

6.6 No Default.

Neither the Parent nor any Consolidated Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default could have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed in writing to the Administrative Agent.

6.7 Ownership.

Except to the extent the failure of which could not reasonably be expected to have a Material Adverse Effect, each of the Parent and the Consolidated Parties is the owner of, and has good and marketable title to, or a valid leasehold interest in, all of its respective assets shown on the balance sheet dated June 30, 2005 and all assets and properties acquired since the date of such balance sheet, except for such properties as are no longer used or useful in the conduct of such Person’s business or as have been disposed of in the ordinary course of business or as otherwise permitted by this Credit Agreement, and except for minor defects in title that do not interfere with the ability of such Person to conduct its business as now conducted, and none of such assets is subject to any Lien other than Permitted Liens.

6.8 Indebtedness.

Except as otherwise permitted under Section 8.1, the Parent and the Consolidated Parties have no Indebtedness.

6.9 Litigation.

There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Executive Officer of any Credit Party, threatened in writing against the Parent or any Consolidated Party which could reasonably be expected to have a Material Adverse Effect.

6.10 Taxes.

The Parent, the Borrower and, except as disclosed in Schedule 6.10, each of the other Consolidated Parties has filed, or caused to be filed, all material tax returns (Federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Except as disclosed in Schedule 6.10, no Credit Party is aware as of the Closing Date of any proposed material tax assessments by any taxing authority against the Parent or any Consolidated Party.

6.11 Compliance with Law.

Each of the Parent and the Consolidated Parties is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply could not reasonably be expected to have a Material Adverse Effect. No Requirement of Law could reasonably be expected to cause a Material Adverse Effect.

6.12 ERISA.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent and the Consolidated Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. The Parent, the Consolidated Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Parent and the Consolidated Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Parent nor any Consolidated Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Parent nor any Consolidated Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Parent nor any Consolidated Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.13 Corporate Structure; Capital Stock, etc.

The capital and ownership structure of the Parent and the Consolidated Parties as of the Closing Date is as described in Schedule 6.13A. Set forth on Schedule 6.13B is a complete and accurate list as of the Closing Date with respect to the Borrower and each of its direct and indirect Subsidiaries of (i) jurisdiction of incorporation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Parent and the Consolidated Parties and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable and as of the Closing Date is owned by the Parent and the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 6.13B, free and clear of all Liens (other than Permitted Liens). As of the Closing Date, other than as set forth in Schedule 6.13B, neither the Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Capital Stock.

6.14 Governmental Regulations, Etc.

(a) None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Laws or any of Regulations U and X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement, in conformity with the requirements of FR Form U-1 referred to in Regulation U, that no part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of “buying” or “carrying” any “margin stock” within the meaning of Regulations U and X, or for the purpose of purchasing or carrying or trading in any securities.

(b) Neither the Parent nor any of the Consolidated Parties is (i) an “investment company”, or a company “controlled” by “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” as defined in, or otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (iii) subject to regulation under any other Federal or state statute or regulation which limits its ability to incur Indebtedness.

6.15 Purpose of Loans and Letters of Credit.

The Borrower will use the proceeds of the Loans to (a) provide for working capital, capital expenditures and general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, Permitted Acquisitions), (b) to consummate the MHA Acquisition, (c)

refinance certain existing Indebtedness, and (d) pay fees and expenses relating to any of the foregoing. The Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.

6.16 Environmental Matters.

Except as would not reasonably be expected to have a Material Adverse Effect:

(a) Each of the facilities and properties owned, leased or operated by the Parent and the Consolidated Parties (the “Real Properties”) and all operations at the Real Properties are in compliance with all applicable Environmental Laws, there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Parent and the Consolidated Parties (the “Businesses”), and there are no conditions relating to the Real Properties or the Businesses that are reasonably likely to give rise to liability under any applicable Environmental Laws.

(b) None of the Real Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Real Properties in amounts or concentrations that constitute or constituted a violation of, or are reasonably likely to give rise to liability under, Environmental Laws.

(c) Neither the Parent nor any Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Executive Officer of any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of the Parent or any Consolidated Party in violation of, or in a manner that are reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Executive Officers of the Credit Parties, threatened, under any Environmental Law to which the Parent or any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Parent or the Consolidated Parties, the Real Properties or the Businesses.

(f) There has been no release, or threat of release, of Materials of Environmental Concern at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of the Parent or any Consolidated Party in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that are reasonably likely to give rise to liability under Environmental Laws.

6.17 Intellectual Property.

Each of the Parent and the Consolidated Parties owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.17 is a list of all Intellectual Property registered with the United States Copyright Office or the United States Patent and Trademark Office and owned by each of the Parent and the Consolidated Parties. Except as provided on Schedule 6.17, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and, to the knowledge of the Executive Officers of the Credit Parties, the use of such Intellectual Property by the Parent or any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.18 Investments.

All Investments of each of the Parent and the Consolidated Parties are Permitted Investments.

6.19 Business Locations.

Set forth on Schedule 6.19(a) is a list as of the Closing Date of all real property located in the United States and owned or leased by any Credit Party with street address and state where located. Set forth on Schedule 6.19(b) is a list as of the Closing Date of all locations where any tangible personal property of a Credit Party is located, including street address and state where located. Set forth on Schedule 6.19(c) is the chief executive office and principal place of business of each Credit Party as of the Closing Date.

6.20 Disclosure.

Taken as whole, this Credit Agreement, the financial statements referred to in Section 6.1(a) and the other documents, certificates or statements furnished by or on behalf of the Parent or any Consolidated Party in connection with this Credit Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein in light of the circumstances under which they were made not misleading.

6.21 No Burdensome Restrictions.

Neither the Parent nor any Consolidated Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.22 Brokers’ Fees.

Neither the Parent nor any Consolidated Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents.

6.23 Labor Matters.

Other than as set forth on Schedule 6.23, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Parent or any Consolidated Party as of the Closing Date and neither the Parent nor any of the Consolidated Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.24 Nature of Business.

As of the Closing Date, the Parent and the Consolidated Parties are engaged in the business of providing temporary medical staffing services.

SECTION 7

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated:

7.1 Information Covenants.

The Credit Parties will furnish, or cause to be furnished, to the Administrative Agent:

(a) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Parent (beginning with the fiscal year of the Parent ending December 31, 2005), a consolidated balance sheet and income statement of the Parent as of the end of such fiscal year, together with related consolidated statements of retained earnings and cash flows for such fiscal year, in each case setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Parent as a going concern or any other material qualifications or exceptions. Notwithstanding the foregoing, the Lenders agree that, to the extent that the requirements of this paragraph (ii) are contained in the annual report of the Parent for such fiscal year on Form 10-K as filed with the SEC (the “Annual Report”), the obligations of the Credit Parties under this paragraph (ii) will be satisfied by delivering to the Administrative Agent, within 90 days after the end of such fiscal year, the Annual Report.

(b) Quarterly Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of the Parent (beginning with the fiscal quarter of the Parent ending March 31, 2006), (i) a consolidated balance sheet and income statement of the Parent as of the end of such fiscal quarter, together with related consolidated statements of retained earnings and cash flows for such fiscal quarter, in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Parent and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes (the Lenders agree that, to the extent that the requirements of this clause (i) are contained in the quarterly report of the Parent for such fiscal quarter on Form 10-Q as filed with the SEC (the “Quarterly Report”), the obligations of the Credit Parties under this clause (i) will be satisfied by delivering to the Administrative Agent, within 45 days after the end of such fiscal quarter, the Quarterly Report) and (ii) a disclosure statement (the “Disclosure Statement”) in reasonable form and detail and reasonably acceptable to the Administrative Agent setting forth the adjustments to the financial statements delivered pursuant to clause (i) above necessary to determine the consolidated balance sheet and income statement and the related consolidated statements of retained earnings and cash flows of the Consolidated Parties as of the end of such fiscal quarter, and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such Disclosure Statement when combined with the Quarterly Report present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a)(i) and 7.1(b) above, a certificate of an Executive Officer of the Borrower substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or, if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto.

(d) Annual Business Plan and Budgets. As soon as available but in any event no later than (i) 90 days following the end of the fiscal year of the Borrower ending December 31, 2005 and (ii) 45 days following the end of each fiscal year of the Borrower thereafter, an annual business plan and budget of the Consolidated Parties containing, among other things, pro forma financial statements for the next four fiscal quarters and the next fiscal year.

(e) Compliance With Certain Provisions of the Credit Agreement. Within 90 days after the end of each fiscal year of the Credit Parties, a certificate executed by an Executive Officer of the Borrower providing (i) the amount of all Asset Dispositions that were made during the prior fiscal year and (ii) an Excess Cash Flow calculation.

(f) Accountant’s Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a)(ii), a certification of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement as it relates to accounting and other financial matters and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof, provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of their audit examination.

(g) Auditor’s Reports. Within a reasonable time period after receipt, a copy of any “management letter” submitted by independent accountants to the Parent or any Consolidated Party in connection with any annual audit of the books of such Person.

(h) Reports. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency (other than exhibits and registration statements on Form S-8) and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(i) Notices. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, (ii) the occurrence of any of the following with respect to the Parent or any Consolidated Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined is reasonably likely to have a Material Adverse Effect or (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any Federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect, (iii) any material change in accounting policies or financial reporting practices by the Parent, the Borrower or any Subsidiary; and (iv) the occurrence of any Internal Control Event.

(j) ERISA. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Parent, any Consolidated Party or any ERISA Affiliate is required to contribute to each Pension Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could reasonably be expected to have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by an Executive Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Credit Parties shall furnish the Administrative Agent and the Lenders with such additional information concerning any Pension Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(k) Environmental. Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent reasonably believes has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.16 to be untrue in any material respect, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Materials of Environmental Concern on any Real Properties (as defined in Section 6.16) and as to the compliance by the Parent, any Consolidated Party with Environmental Laws at such Real Properties. If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Credit Parties hereby grant to the Administrative Agent and their representatives access to the Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Credit Parties on demand and added to the obligations secured by the Collateral Documents.

(l) Additional Patents and Trademarks. At the time of delivery of the financial statements and reports provided for in Section 7.1(a), a report signed by an Executive Officer of the Borrower setting forth (i) a list of registration numbers for all patents, trademarks, service marks, tradenames and copyrights awarded to the Parent or any Consolidated Party since the last day of the immediately preceding fiscal year and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by the Parent or any Consolidated Party since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.

(m) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Parent or any Consolidated Party as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.1(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Certificates required by Section 7.1(c) to the Administrative Agent. Except for such Officer’s Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (x) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; and (y) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

7.2 Preservation of Existence and Franchises.

Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, each Credit Party will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, authority and material rights and franchises.

7.3 Books and Records.

Each Credit Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.4 Compliance with Law.

Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.

7.5 Payment of Taxes and Other Indebtedness.

Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge (a) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that neither the Parent nor any Consolidated Party shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.

7.6 Insurance.

(a) Each Credit Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as otherwise required by the Collateral Documents). The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled. The present insurance coverage of the Parent and the Consolidated Parties as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 7.6.

(b) In the event that the Parent or any of the Consolidated Parties receive Net Cash Proceeds of any Extraordinary Receipts in excess of $500,000 in aggregate amount during any fiscal year of the Parent and the Consolidated Parties (“Excess Proceeds”) on account of any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of the Parent or the Consolidated Parties (with respect to the Parent or any Consolidated Party, an “Involuntary Disposition”), the Credit Parties shall, within the period of 360 days following the date of receipt of such Excess Proceeds, apply (or cause to be applied) an amount equal to such Excess Proceeds to (i) make Eligible Reinvestments (including but not limited to the repair or replacement of the related Property) or (ii) prepay the Loans (and Cash Collateralize the LOC Obligations) in accordance with the terms of Section 3.3(b)(iii)(B); provided, however, that such Person shall not undertake replacement or restoration of such Property unless, after giving pro forma effect to any Funded Indebtedness to be incurred in connection with such replacement or restoration, no Default or Event of Default would have occurred as of the most recent fiscal quarter end preceding the date of determination with respect to which the Administrative Agent has received the Required Financial Information (assuming, for purposes hereof, that such Funded Indebtedness was incurred as of the first day of the four fiscal-quarter period ending as of such fiscal quarter end). All insurance proceeds shall be subject to the security interest of the Administrative Agent (for the ratable benefit of the Lenders) under the Collateral Documents. Pending final application of any Excess Proceeds, the Credit Parties may apply such Excess Proceeds to temporarily reduce the Revolving Loans or to make Permitted Investments.

7.7 Maintenance of Property.

Each Credit Party will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.8 Performance of Obligations.

Each Credit Party will, and will cause each of its Subsidiaries to, perform in all material respects all of its material obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

7.9 Use of Proceeds.

The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 6.15.

7.10 Audits/Inspections.

Upon reasonable notice and during normal business hours, each Credit Party will, and will cause each of its Subsidiaries to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person; provided, however, that, unless an Event of Default shall be in existence, the Administrative Agent shall not exercise it rights under this sentence more often than one time during any calendar year. The Credit Parties agree that the Administrative Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Credit Parties not to exceed $10,000 per annum.

7.11 Financial Covenants.

(a) Leverage Ratio. The Credit Parties shall not permit the Leverage Ratio as of the last day of any fiscal quarter of the Consolidated Parties to be greater than:

Fiscal Year	March 31	June 30	September 30	December 31
2005	—	—	—	3.75 to 1.0
2006	3.75 to 1.0	3.75 to 1.0	3.75 to 1.0	3.50 to 1.0
2007	3.50 to 1.0	3.25 to 1.0	3.25 to 1.0	3.00 to 1.0
2008	3.00 to 1.0	3.00 to 1.0	2.50 to 1.0	2.50 to 1.0
2009 and Thereafter	2.00 to 1.0	2.00 to 1.0	2.00 to 1.0	2.00 to 1.0

(b) Fixed Charge Coverage Ratio. The Credit Parties shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of the Consolidated Parties to be less than:

Fiscal Year	March 31	June 30	September 30	December 31
2005	—	—	—	2.00 to 1.0
2006	2.00 to 1.0	1.50 to 1.0	1.50 to 1.0	1.50 to 1.0
2007	1.50 to 1.0	1.50 to 1.0	1.50 to 1.0	1.50 to 1.0
2008	1.50 to 1.0	1.50 to 1.0	1.25 to 1.0	1.25 to 1.0
2009 and Thereafter	1.25 to 1.0	1.25 to 1.0	1.25 to 1.0	1.25 to 1.0

7.12 Additional Guarantors.

As soon as practicable and in any event within 30 days (or such additional time as consented to by the Administrative Agent) after any Person becomes a direct or indirect Subsidiary of the Parent, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) if such Person is a Domestic Subsidiary, (i) cause such Person to execute a Joinder Agreement in substantially the same form as Exhibit 7.12 and (ii) cause 100% of the issued and outstanding Capital Stock of such Person to be delivered (if certificated) to the Administrative Agent (together with undated stock powers signed in blank) and pledged to the Administrative Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge Agreement and otherwise in form reasonably acceptable to the Administrative Agent, (b) if such Person is a direct Foreign Subsidiary of a Credit Party, cause 65% (or such greater percentage that, due to a change in an applicable Requirement of Law after the date hereof, (i) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (ii) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of such Person to be delivered (if certificated) to the Administrative Agent (together with undated stock powers signed in blank (unless, with respect to a Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person)) and pledged to the Administrative Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge Agreement and otherwise in form acceptable to the Administrative Agent and (c) cause such Person to (i) if such Person is a Domestic Subsidiary which has any real Property required by Section 7.13 to be pledged to the Administrative Agent, deliver to the Administrative Agent with respect to such real Property, such real property documents, instruments and other items, in form reasonably acceptable to the Administrative Agent, as the Administrative Agent shall reasonably request in order the provide the Administrative Agent with a first priority, perfected and title insured Lien in such real Property to secure the Credit Party Obligations and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.1(b), (c) and (d), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.13 Pledged Assets.

Each Credit Party will cause all of its owned Property other than Excluded Property, to be subject at all times to first priority, perfected and title insured Liens in favor of the Administrative Agent to secure the Credit Party Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens. In keeping with the requirements of the preceding sentence, each Credit Party will deliver to the Administrative Agent, with respect to any owned real Property acquired by such Person subsequent to the Closing Date and required by this Section 7.13 to be pledged to the Administrative Agent, such real property documents, instruments and other items, in form reasonably acceptable to the Administrative Agent, as the Administrative Agent shall reasonably request in order the provide the Administrative Agent with a first priority, perfected and title insured Lien in such owned real Property to secure the Credit Party Obligations. Without limiting the generality of the above, the Credit Parties will cause (i) 100% of the issued and outstanding Capital Stock of the Borrower, (ii) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary and (iii) 65% (or such greater percentage that, due to a change in an applicable Requirement of Law after the date hereof, (i) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (ii) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary directly owned by the Parent or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.

7.14 Environmental.

The Parent and the Consolidated Parties will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Materials of Environmental Concern on, from or affecting any of the Real Properties to the extent necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over such Real Properties to the extent any failure to undertake such action could reasonably be expected to have a Material Adverse Effect.

7.15 Interest Rate Protection.

During the period beginning 180 days after the Closing Date and ending on the third anniversary of the Closing Date, the Credit Parties shall cause the Borrower to maintain protection against fluctuations in interest rates pursuant to one or more Hedging Agreements reasonably acceptable to the Administrative Agent providing coverage in an aggregate notional amount equal to at least 50% of outstanding Tranche B Loans.

SECTION 8

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated:

8.1 Indebtedness.

The Credit Parties will not permit the Parent or any Consolidated Party to contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

(b) Indebtedness of the Borrower and its Subsidiaries set forth in Schedule 8.1 (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness);

(c) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness under this clause (c) for all such Persons taken together shall not exceed an aggregate principal amount of $7,500,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(d) obligations of the Borrower in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(e) intercompany Indebtedness arising out of loans, advances and Guaranty Obligations permitted under Section 8.6;

(f) Subordinated Indebtedness of the Borrower in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding plus any accumulated accrued pay-in-kind interest on such Indebtedness;

(g) Indebtedness of any Subsidiary of the Borrower that existed at the time such Person became a Subsidiary of the Borrower in connection with a Permitted Acquisition and Indebtedness assumed by the Borrower or any Subsidiary of the Borrower in connection with a Permitted Acquisition; provided that (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition; (ii) the total of all such Indebtedness under this clause (g) for all such Persons taken together shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(h) Subordinated Indebtedness of the Borrower in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding plus any accumulated accrued pay-in-kind interest on such Indebtedness, such proceeds to be applied in accordance with the terms of Section 3.3(b)(iv);

(i) Guaranty Obligations of the Parent, the Borrower or any of the Subsidiaries of the Borrower with respect to any Indebtedness of the Borrower or any of its Subsidiaries permitted by this Section 8.1;

(j) to the extent that those certain earn-out payments due under the Acquisition Agreement by the Parent and/or the Borrower (the “Earn-Out Liabilities”) constitute “the deferred purchase price of Property or services purchased by such Person” pursuant to clause (d) of the definition of Indebtedness, Earn-Out Liabilities in an amount not to exceed $51,900,000; and

(k) other unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding.

8.2 Liens.

The Credit Parties will not permit the Parent or any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

8.3 Nature of Business.

The Credit Parties will not permit the Parent or any Consolidated Party to engage at any time in any business or business activity other than the business conducted by such Person as of the Closing Date and any business reasonably related or similar thereto.

8.4 Consolidation, Merger, Dissolution, etc.

Except in connection with a Permitted Asset Disposition, the Credit Parties will not permit the Parent or any Consolidated Party to merge or consolidate or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 8.4 but subject to the terms of Sections 7.12 and 7.13, (a) the Borrower may merge or consolidate with any of its Subsidiaries; provided that the Borrower shall be the continuing or surviving corporation, (b) any Credit Party other than the Parent or the Borrower may merge or consolidate with any other Credit Party other than the Parent or the Borrower, (c) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any Credit Party other than the Parent provided that such Credit Party shall be the continuing or surviving corporation, (d) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any other Consolidated Party which is not a Credit Party, (e) any Subsidiary of the Borrower may merge with any Person that is not a Credit Party in connection with an Asset Disposition permitted under Section 8.5, (f) the Borrower or any Subsidiary of the Borrower may merge with any Person other than a Consolidated Party in connection with a Permitted Acquisition provided that, if such transaction involves the Borrower, the Borrower shall be the continuing or surviving corporation and (g) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect. It is understood that this Section 8.4 shall not prohibit the Parent or any Consolidated Party from entering into any agreement of merger or consolidation, but shall prohibit the consummation of any such merger or consolidation (except as permitted pursuant to this Section 8.4).

8.5 Asset Dispositions.

The Credit Parties will not permit the Parent or any Consolidated Party to make any Asset Disposition other than an Excluded Asset Disposition unless (a) at least 80% of the consideration paid in connection therewith shall consist of cash or Cash Equivalents, (b) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.13,

(c) such transaction does not involve the sale or other disposition of a minority equity interest in any Consolidated Party, (d) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.5, (e) the aggregate net book value of all of the assets sold or otherwise disposed of by the Parent and the Consolidated Parties in all such transactions after the Closing Date shall not exceed $5,000,000, (f) if the aggregate net book value of the assets being sold or otherwise disposed of by the Parent and the Consolidated Parties in such transaction exceeds $250,000, a certificate of an Executive Officer of the Borrower specifying the anticipated date of such Asset Disposition, briefly describing the assets to be sold or otherwise disposed of and setting forth the net book value of such assets, the aggregate consideration and the Net Cash Proceeds to be received for such assets in connection with such Asset Disposition and (g) the Credit Parties shall, within the period of 360 days following the consummation of such Asset Disposition (with respect to any such Asset Disposition, the “Application Period”), apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Asset Disposition to (i) make Eligible Reinvestments or (ii) prepay the Loans (and Cash Collateralize the LOC Obligations) in accordance with the terms of Section 3.3(b)(iii)(A). Pending final application of the Net Cash Proceeds of any Asset Disposition in accordance with the terms of Section 3.3(b)(iii)(A), the Parent and the Consolidated Parties may apply such Net Cash Proceeds to temporarily reduce the Revolving Loans or to make Investments in Cash Equivalents.

Upon a sale of assets or the sale of Capital Stock of a Consolidated Party permitted by this Section 8.5, the Administrative Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of the Administrative Agent’s security interest, if any, in such assets or Capital Stock, including, without limitation, amendments or terminations of UCC financing statements, if any, the return of stock certificates, if any, and the release of such Consolidated Party from all of its obligations, if any, under the Credit Documents.

8.6 Investments.

The Credit Parties will not permit the Parent or any Consolidated Party to make Investments in or to any Person, except for Permitted Investments.

8.7 Restricted Payments.

The Credit Parties will not permit the Parent or any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends or other distributions payable to any Credit Party other than the Parent (directly or indirectly through Subsidiaries), (b) payments by any Consolidated Parties to the Parent in respect of the tax liability of the affiliated group of corporations that file consolidated federal income tax returns (or that file state or local income tax returns on a consolidated, combined, unitary or similar basis), (c) loans, advances, dividends or distributions by any Consolidated Party to the Parent not to exceed $1,000,000 in any fiscal year to enable the Parent to pay its costs (including all professional fees and expenses) incurred to comply with its reporting obligations under federal or state laws or in connection with reporting obligations in respect of any Indebtedness of the Parent permitted under Section 8.1, (d) loans, advances, dividends or distributions by any Consolidated Party to the Parent to enable the Parent to pay for corporate, administrative and operating expenses in the ordinary course of business (including, without limitation, costs and expenses in connection with advisory fees, commissions and expenses incurred by a Credit Party in connection with any Permitted Acquisition or other business combination permitted under this Credit Agreement) not to exceed $1,000,000 in any fiscal year, (e) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock or any option to acquire Capital Stock of the Parent held by members of senior management and other key employees of the Parent and its Subsidiaries in an aggregate cash amount not to exceed $7,500,000 in the aggregate following the Closing Date; provided that no Default or Event of Default exists either before or after giving effect to such Restricted Payment, (f) as permitted by Section 8.8 or Section 8.9, (g) payments in kind of interest accrued in respect of any Subordinated Indebtedness, (h) the refinancing of any Subordinated Indebtedness with the proceeds received from any Equity Issuance or other Subordinated Indebtedness to the extent not required to be applied to the Loans hereunder pursuant to Section 3.3, (i) loans, advances, dividends or distributions by any Consolidated Party to the Parent to enable the Parent to make the payments or reimbursements of fees and expenses to the extent permitted by Section 8.9(f), (j) loans, advances, dividends or distributions by any Consolidated Party to the Parent to enable the Parent to effect any repurchase, redemption or other acquisition or retirement for value of any Capital Stock or any option to acquire Capital Stock of the Parent to the extent permitted by Section 8.7(e) and (k) such other Restricted Payments in addition to the foregoing in an aggregate cash amount not to exceed $5,000,000 in the aggregate following the Closing Date; provided that no Default or Event of Default exists either before or after giving effect to such Restricted Payment.

8.8 Other Indebtedness, etc.

The Credit Parties will not permit the Parent or any Consolidated Party to (a) if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (i) after the issuance thereof, amend or modify any of the terms of any Indebtedness of any such Person if such amendment or modification would add or change any terms in a manner adverse to such Person, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, or (ii) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness of such Person, (b) shorten the final maturity of any Subordinated Indebtedness or amend or modify any of the subordination provisions of any Subordinated Indebtedness, (c) make interest payments in respect of any Subordinated Indebtedness in violation of the subordination provisions of the documents evidencing and/or governing such Subordinated Indebtedness or (d) except as otherwise permitted under Section 8.7, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment, redemption, acquisition for value or defeasance of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Indebtedness.

8.9 Transactions with Affiliates.

The Credit Parties will not permit the Parent or any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) advances of working capital to any Credit Party other than the Parent, (b) transfers of cash and assets to any Credit Party other than the Parent, (c) transactions expressly permitted by Section 8.1, Section 8.4, Section 8.5, Section 8.6, or Section 8.7, (d) customary compensation and reimbursement of expenses of officers and directors, (e) transactions described on Schedule 8.9, (f) payment or reimbursement of fees and expenses of the Parent and any of its shareholders in connection with any registration of the Capital Stock of the Parent pursuant to registration rights agreements or as otherwise approved by the Board of Directors of the Borrower or Parent in an amount not to exceed $3,500,000 in any fiscal year, and (g) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

8.10 Organizational Documents; Fiscal Year.

The Credit Parties will not permit the Parent or any Consolidated Party to (i) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner materially adverse to the Lenders or (ii) change its fiscal year.

8.11 Limitation on Restricted Actions.

The Credit Parties will not permit the Parent or any Consolidated Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Credit Party and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) documents evidencing and/or governing any Subordinated Indebtedness to the extent consistent with the restrictions in this Section 8.11, (iii) applicable law, (iv) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c) or Section 8.1(g), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (v) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (vi) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.5 pending the consummation of such sale.

8.12 Ownership of Subsidiaries; Limitations on Parent.

Notwithstanding any other provisions of this Credit Agreement to the contrary:

(a) The Credit Parties will not permit the Parent or any Consolidated Party to (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, (ii) permit any Subsidiary of the Borrower to issue or have outstanding any shares of preferred Capital Stock or (iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower, except for Permitted Liens.

(b) The Parent shall not (i) hold any material assets other than (A) the Capital Stock of the Borrower, (B) the Capital Stock of the Parent repurchased, redeemed or otherwise acquired or retired for value by the Parent to the extent permitted by Section 8.7 and (C) cash to the extent permitted by Section 8.7, (ii) have any liabilities other than (A) Indebtedness permitted under Section 8.1, (B) tax liabilities in the ordinary course of business, (C) loans, advances and payments permitted under Section 8.9, (D) corporate, administrative and operating expenses in the ordinary course of business and (E) other liabilities under (1) the Credit Documents, (2) the documents evidencing and/or governing any Subordinated Indebtedness, (3) registration rights agreements, (4) stock option plans (including, without limitation, those in existence on the Closing Date), or (5) any other agreement, document or instrument related to any of the foregoing or (iii) engage in any business other than (A) owning the Capital Stock of the Borrower and activities incidental or related thereto, (B) acting as a Guarantor hereunder and pledging its assets to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party, (C) activities related to its obligations under the Securities Laws, (D) acting as a borrower or guarantor, as applicable, in respect of Indebtedness permitted under Section 8.1, (E) in connection with the exercise of its rights under and its compliance with the obligations applicable to it under the documents listed in clause (ii)(E) above and (F) activities relating to any repurchase, redemption or other acquisition or retirement for value of any Capital Stock or any option to acquire Capital Stock of the Parent to the extent permitted by Section 8.7.

8.13 Sale Leasebacks.

The Credit Parties will not permit the Parent or any Consolidated Party to enter into any Sale and Leaseback Transaction.

8.14 Capital Expenditures.

The Credit Parties will not permit Consolidated Capital Expenditures for any fiscal year to exceed $10,000,000 plus the unused amount available for Consolidated Capital Expenditures under this Section 8.14 for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year).

8.15 No Further Negative Pledges.

The Credit Parties will not permit the Parent or any Consolidated Party to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Credit Party Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Credit Party Obligations, except (a) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.1(g), (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (d) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.5, pending the consummation of such sale.

8.16 Limitation on Foreign Operations.

The Credit Parties will not permit (i) the Borrower and the Domestic Subsidiaries to own at any time less than 75% of Consolidated Total Assets or (ii) the portion of Consolidated EBITDA attributable to the Borrower and the Domestic Subsidiaries on a consolidated basis for any four quarter period to be less than 75% of total Consolidated EBITDA for such period.

SECTION 9

EVENTS OF DEFAULT

9.1 Events of Default.

An Event of Default shall exist upon the occurrence and during the continuance of any of the following specified events (each an “Event of Default”):

(a) Payment. Any Credit Party shall:

(i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or

(ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c) Covenants. Any Credit Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.9 or 7.11 or Section 8;

(ii) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(a) or (b), 7.12 or 7.13 and such default shall continue unremedied for a period of at least 15 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in clauses (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

(d) Other Credit Documents. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

(e) Guaranties. Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, the guaranty given by any Guarantor hereunder (including any Person after the Closing Date in accordance with Section 7.12) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Person after the Closing Date in accordance with Section 7.12) hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

(f) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to the Parent or any Consolidated Party; or

(g) Defaults under Other Indebtedness. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $2,000,000 in the aggregate for the Parent and the Consolidated Parties taken as a whole, either (1) a default in any payment shall occur and continue (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) a default in the observance or performance of any other agreement or condition relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (with the giving of notice, if required), any such Indebtedness to become due prior to its stated maturity, or, in the case of any such Indebtedness constituting a Guaranty Obligation, to become due and payable; or

(h) Judgments. One or more judgments or decrees shall be entered against one or more of the Parent and the Consolidated Parties involving a liability of $5,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) ERISA. Any of the following events or conditions, if such event or condition could involve possible taxes, penalties, and other liabilities in an aggregate amount in excess of $5,000,000: (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Pension Plan, or any lien shall arise on the assets of the Parent, any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Pension Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the Parent, any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which in may subject the Parent, any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Parent, any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(j) Ownership. There shall occur a Change in Control.

9.2 Acceleration; Remedies.

Upon the occurrence and continuance of an Event of Default, the Administrative Agent shall, upon the request and direction of the Requisite Lenders, by written notice to the Credit Parties take any of the following actions:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Administrative Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

(c) Cash Collateral. Direct the Credit Parties to pay (and the Credit Parties agree that upon receipt of such notice they will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur with respect to the Borrower, then, without the giving of any notice or other action by the Administrative Agent or the Lenders, (i) the Commitments automatically shall terminate, (ii) all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable and (iii) the Credit Parties automatically shall be obligated to pay to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

SECTION 10

AGENCY PROVISIONS

10.1 Appointment and Authority.

Each of the Lenders and the Issuing Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right (so long as no Default or Event of Default shall exist and be continuing, with the consent of the Borrower), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

10.7 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Credit Party Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.5 and 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.5 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 Collateral and Guaranty Matters.

The Lenders and the Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit or cash collateralization of Letters of Credit in a manner reasonably satisfactory to the Administrative Agent, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 11.6, if approved, authorized or ratified in writing by the Requisite Lenders; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

SECTION 11

MISCELLANEOUS

11.1 Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Credit Parties and the Administrative Agent, set forth below, and, in the case of the Lenders, set forth on Schedule 2.1(a), or at such other address as such party may specify by written notice to the other parties hereto:

if to any Credit Party:

AMN Healthcare, Inc.

12400 High Bluff Drive

Suite 100

San Diego, California 92130

Attn: David Dreyer

Telephone: (858) 720-6257

Telecopy: (866) 295-0267

if to the Administrative Agent:

for notices regarding borrowings, payments, conversions, fees, interest, and other administrative matters:

Bank of America, N. A.

101 North Tryon Street

Location Code: NC1-001-15-04

Charlotte, NC 28255

Attention: Dee Daniel

Telephone: (704) 387-2471

Telecopy: (704) 409-0299

for all other notices (including with respect to Defaults and Events of Default, amendments, waivers and modifications of the Credit Documents, assignments):

Bank of America, N. A.

Agency Management

1455 Market Street, 5th Floor

Location Code: CA5-701-05-19

San Francisco, California 94103

Attention: Charles Graber, Vice President

Telephone: (415) 436-3495

Telecopy: (415) 503-5006

Bank of America, N. A.

Location Code: NC1-007-17-11

100 North Tryon, 17th Floor

Charlotte, North Carolina 28255

Attention: Ken Burton

Telephone: (704) 388-7125

Telecopy: (704) 388-0960

11.2 Right of Set-Off; Adjustments.

Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person now or hereafter existing under this Credit Agreement, under the Notes, under any other Credit Document or otherwise, irrespective of whether such Lender shall have made any demand hereunder or thereunder and although such obligations may be unmatured. Each Lender agrees promptly to notify any affected Credit Party after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

11.3 Benefit of Agreement.

(a) This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Credit Parties may assign or transfer any of its interests and obligations without prior written consent of each of the Lenders; provided further that the rights of each Lender to transfer (other than any transfer by operation of law), assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 11.3.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LOC Obligations and in Swingline Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 ($1,000,000 in the case of Tranche B Loans), unless each of the Administrative Agent and, with respect to Revolving Commitments and/or Revolving Loans so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (x) apply to rights in respect of Swingline Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; (iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the Issuing Lender and the Swingline Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $2,500 (which fee is not payable by the Borrower, except to the extent specified in Section 3.17); provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus (i) $0 for the first four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable) and (ii) $500 for each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable). Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.6, 3.9, 3.11 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender; provided that any Note of the assigning Lender is correspondingly modified or replaced. Any assignment or transfer (other than any transfer by operation of law) by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (f) of this Section.

(c) The Administrative Agent shall maintain at its address referred to in Section 11.1 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Credit Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Loan or other Credit Party Obligations shall be effective only upon an entry with respect thereto being made in the Register.

(d) Upon its receipt of an Assignment and Assumption executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit 11.3(b) hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(e) Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Credit Agreement (including all or a portion of its Commitment or its Loans); provided, however, that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 3.6, 3.8, 3.9, 3.10, 3.11 and 3.12 provided that, with respect to Section 3.11, any such participant shall have complied with the requirements of Section 3.11 including, without limitation, Section 3.11(d) and (iv) the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement, and such Lender shall retain the sole right to enforce the obligations of the Credit Parties relating to the Credit Party Obligations owing to such Lender and to approve any amendment, modification, or waiver of any provision of this Credit Agreement (other than amendments, modifications, or waivers (A) decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, (B) extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, (C) extending its Commitment, (D) except as the result of or in connection with an Asset Disposition not prohibited by Section 8.5, releasing all or substantially all of the Collateral or (E) except as the result of or in connection with a dissolution, merger or disposition of a Consolidated Party not prohibited by Section 8.4 or Section 8.5, releasing the Borrower or substantially all of the other Credit Parties from its or their obligations under the Credit Documents).

(f) Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Any Lender may furnish any information concerning the Parent or any of the Consolidated Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.14 hereof.

11.4 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5 Expenses; Indemnification.

(a) The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) (but not Taxes, which shall be governed by Sections 3.9 and 3.11), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Parent or any of its Subsidiaries, or any liability under Environmental Laws related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other

Credit Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower or any Credit Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender (other than the Tranche B Lenders with respect to indemnification of the Issuing Lender), as applicable, severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Credit Party Obligations.

11.6 Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, each of the Credit Parties party thereto and the Requisite Lenders and acknowledged by the Administrative Agent, provided, however, that:

(a) without the written consent of each Lender affected thereby, neither this Credit Agreement nor any other Credit Document may be amended, changed, waived, discharged or terminated so as to

(i) extend the final maturity of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit, or extend or waive any Principal Amortization Payment of any Tranche B Loan, or any portion thereof,

(ii) reduce the rate or extend the time of payment of interest on any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit or of any Fees,

(iii) reduce or waive the principal amount of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

(iv) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

(v) except as the result of or in connection with an Asset Disposition not prohibited by Section 8.5, release all or substantially all of the Collateral,

(vi) except as the result of or in connection with a dissolution, merger or disposition of a Consolidated Party not prohibited by Section 8.4 or Section 8.5, release the Borrower, the Parent or substantially all of the other Credit Parties from its or their obligations under the Credit Documents,

(vii) amend, modify or waive any provision of this Section 11.6,

(viii) reduce any percentage specified in, or otherwise modify, the definition of Requisite Lenders, or

(ix) consent to the assignment or transfer by the Borrower or all or substantially all of the other Credit Parties of any of its or their rights and obligations under (or in respect of) the Credit Documents except as permitted thereby;

(b) without the written consent of the Administrative Agent, no provision of Section 10 or any other provision of any Credit Agreement pertaining to the duties and responsibilities of the Administrative Agent may be amended, changed, waived, discharged or terminated;

(c) without the written consent of the Issuing Lender(s), no provision of Section 2.2 may be amended, changed, waived, discharged or terminated;

(d) without the written consent of the Swingline Lender, no provision of Section 2.3 may be amended, changed, waived, discharged or terminated;

(e) unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans (and participations in any LOC Obligations)), no such amendment, waiver or consent shall:

(i) waive any Default or Event of Default for purposes of Section 5.2,

(ii) amend or waive any mandatory prepayment on the Revolving Obligations under Section 3.3(b) or the manner of application thereof to the Revolving Obligations under Section 3.3(b)(vi),

(iii) amend or waive the provisions of Section 5.2 (Conditions to all Extensions of Credit), Section 7.11 (Financial Covenants), Section 8 (Negative Covenants), Section 9 (Events of Default) or this Section 11.6(e); or

(f) unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Tranche B Loan (and participations therein), no such amendment, waiver or consent shall:

(i) amend or waive any mandatory prepayment on the Tranche B Loans under Section 3.3(b) or the manner of application thereof to the Tranche B Loans under Section 3.3(b)(vi), or

(ii) amend or waive the provisions of this Section 11.6(f);

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Requisite Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.7 Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

11.8 Headings.

The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9 Survival.

All indemnities set forth herein, including, without limitation, in Section 2.2(i), 3.11, 3.12 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive until this Credit Agreement shall be terminated in accordance with the terms of Section 11.13(b).

11.10 Governing Law; Submission to Jurisdiction; Venue.

(a) THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS (INCLUDING THE ISSUING LENDER AND THE SWINGLINE LENDER), EACH OF THE CREDIT PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.12 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.13 Binding Effect; Termination.

(a) This Credit Agreement shall become effective at such time on or after the Closing Date upon satisfaction of all of the conditions in Section 5.1 and when it shall have been executed by each Credit Party and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Administrative Agent and each Lender (including the Issuing Lender(s) and the Swingline Lender) and their respective successors and assigns.

(b) The term of this Credit Agreement shall be until the Credit Party Obligations are Fully Satisfied.

11.14 Confidentiality.

The Administrative Agent and each Lender (each, a “Lending Party”) agrees to keep confidential (and to use reasonable efforts to cause their respective officers, directors, employees, agents and representatives to keep confidential) any information, materials and documents furnished or made available to it by or on behalf of the Credit Parties pursuant to this Credit Agreement; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party or to any other Person if reasonably incidental to the administration of the Credit Facility, in each case, on a need to know basis in accordance with customary banking practices and who receive such information having been made aware of the restrictions of this Section 11.14, (b) as required by any law, rule, or regulation, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Credit Agreement, (f) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (g) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement or any other Credit Document, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty (i) has been approved in writing by the Borrower and (ii) agrees in a writing enforceable by the Borrower to be bound by the provisions of this Section 11.14) and (j) subject to provisions substantially similar to those contained in this Section 11.14, to any actual or proposed participant or assignee; provided, however, that with respect to clauses (b), (c), (d), (f) and (h), the Administrative Agent or such Lender shall, to the extent practicable, use reasonable efforts to give notice to the Borrower of the release of such information.

11.15 Source of Funds.

Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

(a) no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

(b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this clause (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

(c) to the extent that any part of such funds constitutes assets of an insurance company’s general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA such that the assets of such general account do not constitute assets of an employee benefit plan;

(d) such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower; or

(e) such funds do not constitute assets of an employee benefit plan under Section 3(3) of ERISA or Section 4975 of the Code pursuant to Labor Regulation 2510.3-101.

As used in this Section 11.15, the terms “employee benefit plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

11.16 Regulation D.

Each of the Lenders hereby represents and warrants to the Borrower that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) which makes or acquires loans on the ordinary course of business and that it will make or acquire Loans for its own account in the ordinary course of business.

11.17 Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

11.18 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	AMN HEALTHCARE, INC.

	By:	/s/ David Dreyer
	Name:	David Dreyer
	Title:	Chief Accounting Officer and Chief Financial Officer

PARENT:	AMN HEALTHCARE SERVICES, INC.

	By:	/s/ David Dreyer
	Name:	David Dreyer
	Title:	Chief Accounting Officer and Chief Financial Officer

SUBSIDIARY GUARANTORS:	AMN SERVICES, INC. (formerly known as Worldview Healthcare, Inc.)

	By:	/s/ David Dreyer
	Name:	David Dreyer
	Title:	Chief Accounting Officer and Chief Financial Officer

O’GRADY-PEYTON INTERNATIONAL (USA), INC.

	By:	/s/ David Dreyer
	Name:	David Dreyer
	Title:	Chief Accounting Officer and Chief Financial Officer

INTERNATIONAL HEALTHCARE RECRUITERS, INC.

	By:	/s/ David Dreyer
	Name:	David Dreyer
	Title:	Chief Accounting Officer and Chief Financial Officer

AMN STAFFING SERVICES, INC.

	By:	/s/ David Dreyer
	Name:	David Dreyer
	Title:	Chief Accounting Officer and Chief Financial Officer

THE MHA GROUP, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Accounting Officer and Chief Financial Officer

MERRITT, HAWKINS & ASSOCIATES

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Accounting Officer and Chief Financial Officer

MED TRAVELERS, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Accounting Officer and Chief Financial Officer

RN DEMAND, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Accounting Officer and Chief Financial Officer

STAFF CARE, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Accounting Officer and Chief Financial Officer

MHA ALLIED CONSULTING, INC.

By:	/s/ David Dreyer
Name:	David Dreyer
Title:	Chief Accounting Officer and Chief Financial Officer

[Signatures Continued]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N. A.,
in its capacity as Administrative Agent

	By:	/s/ Charles Graber
	Name:	Charles Graber
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N. A.,
in its capacity as Lender, Issuing Lender and Swingline Lender

	By:	/s/ Peter D. Griffith
	Name:	Peter D. Griffith
	Title:	Senior Vice President

[Signatures Continued]